Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Planet 13 Holdings Inc.,

VidaCann, LLC,

Loop’s Dispensaries, LLC,

Ray of Hope 4 Florida, LLC,

Loops Nursery & Greenhouses, Inc.,

David Loop,

Mark Ascik

and

David Loop,

as the Seller Representative

Dated as of August 28, 2023

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), effective as of August 28, 2023; among Planet 13 Holdings Inc., a corporation as of the date hereof incorporated under the laws of the Province of British Columbia, Canada (“Purchaser”), VidaCann, LLC, a Florida limited liability company (the “Company”), Loop’s Dispensaries, LLC (“Dispensaries”), Ray of Hope 4 Florida, LLC (“Ray of Hope”) and Loops Nursery & Greenhouses, Inc. (“Nursery” and together with Ray of Hope and Dispensaries, “Sellers”); David Loop (“Loop”) and Mark Ascik (together with Loop, the “Indemnifying Members”), and Loop, solely in his capacity as the Seller Representative (as defined herein) pursuant to the terms of this Agreement. Capitalized terms used in this Agreement shall have the meanings specified in Article I, or elsewhere in, this Agreement.

RECITALS

WHEREAS, Sellers own 100% of the equity interests of the Company (the “Membership Units”)

WHEREAS, the Company is engaged in the business of cultivating, processing, storing, transporting, and dispensing cannabis and leasing and operating cannabis cultivation, processing, fulfillment and storage, and dispensing facilities in the State of Florida and the owning of assets and taking of activities incidental thereto (the “Business”);

WHEREAS, Sellers desire to sell the Membership Units to Purchaser, and Purchaser desires to purchase from Sellers the Membership Units, subject to the terms and conditions set forth in this Agreement;

WHEREAS, on or prior to the Closing it is currently anticipated that Purchaser will redomesticate from a corporation incorporated under the laws of the Province of British Columbia, Canada to a corporation incorporated under the laws of the State of Nevada (the “Purchaser Redomestication”);

WHEREAS, in connection with the transactions contemplated hereby, at Closing Purchaser will enter into certain lock-up agreements in the form attached hereto as Exhibit A (as amended, restated, modified or supplemented from time to time, the “Lock-up Agreements”) with Sellers and the Company Key Members (as defined herein) who, in each case, may ultimately receive Purchaser Shares in connection with the consummation of the transactions, to be effective upon the Closing; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Transaction (as defined herein) and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Transaction as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means the definitions, accounting methods, principles, policies, practices, and procedures, including classification and estimation methodology, used in the preparation of the Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 6.7(a).

“Act” means the Florida Limited Liability Company Act.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, written inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.27.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended and Restated Lease” means the Amended and Restated Commercial Lease Agreement between the Company and Nursery governing certain real property and improvements commonly known as 4844 Racetrack Road, St. Johns, Florida 32259.

“Antitrust Laws” has the meaning set forth in Section 4.5(b).

“Assignable Consideration” means (i) the Closing Consideration paid pursuant to Section 3.1(b), plus (ii) any Purchaser Shares issued to Sellers pursuant to Section 3.3.

“Associate” means with respect to any Person, (i) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (ii) any relative of that Person, (iii) any Person who that Person is married or with whom that Person is living in a conjugal relationship outside marriage, or (iv) any relative of a Person mentioned in clause (iii) who has the same home as that Person.

“Assumed Indebtedness” means the Indebtedness set forth and described on Schedule A.

“Audited Financial Statements” has the meaning set forth in Section 4.7(a).

“Balance Sheet” has the meaning set forth in Section 4.7(a).

“Bank Loan Amendment” means the amendment reasonably required by Purchaser in connection with either (i) the loan documents between Lafayette State Bank and the Company, or (ii) if the Lafayette State Bank loan has been paid off, the loan documents between the Company and Cogent Bank.

“Base Share Consideration” means 78,461,538 Purchaser Shares.

“Benefit Plan” has the meaning set forth in Section 4.22(a).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Toronto, Ontario or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Canadian Securities Laws” means, collectively, (a) the Securities Act (Ontario) and all other applicable securities Laws of each of the provinces of Canada and the respective regulations, instruments and rules made under those securities Laws, together with all applicable published policy statements, notices, blanket orders and rulings of the securities commission or similar regulatory authority in each such jurisdiction; and (b) the rules and policies of the CSE.

“Canadian Securities Regulatory Authorities” means the Ontario Securities Commission, and any other applicable securities commissions or similar securities regulatory authority of a province of Canada, and the CSE.

“Cannabis Consents” means any and all consents or other requirements of any Governmental Authority or under any Permit held by the Company in connection with the business of the Company in the cannabis industry.

“Cap Amount” has the meaning set forth in Section 9.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as the same may be amended or modified).

“Cash” means all cash and cash equivalents of the Company minus all cash and cash equivalents of the Company required to pay all outstanding checks issued by the Company on or prior to the Closing, plus all bank deposits or checks deposited prior to the Closing, but that have not cleared as of the Closing, all calculated in accordance with the Accounting Principles.

“Cash Requirement” has the meaning set forth in Section 3.2(b)(ii).

“CAT Generator” means that one (1) Caterpillar C9 Generator Set S/N: RZ900535.

“CAT Generator Contract” means that certain Installment Sale Contract (Contract Number 001-70098225), dated May 10, 2023, by and between Ring Power Corporation and Nursery, as assigned by Ring Power Corporation to Caterpillar Financial Services Corporation, pursuant to that certain Assignment of Installment Sale Contract (without recourse), dated May 24, 2023, which has a recorded lien in its favor against the CAT Generator.

“CAT Related Internal Transaction” has the meaning set forth in Section 6.1(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash Deficit” means the sum of the Minimum Cash Deficit and Estimated Closing Indebtedness minus the Closing Cash Payment; provided, however, that Closing Cash Deficit must be a positive number.

“Closing Cash Payment” means $4,000,000.

“Closing Consideration” has the meaning set forth in Section 3.1(b).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Share Consideration” has the meaning set forth in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company concurrently with the execution and delivery of this Agreement and further updated and delivered concurrently with the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authority), Section 4.2 (Capitalization), Section 4.3 (Equity Commitments), Section 4.4 (Ownership of Equity), Section 4.5 (Non-Contravention; Governmental Consents), Section 4.6 (No Subsidiaries), Section 4.11(a) (Title to Assets), Section 4.24 (Taxes), and Section 4.26 (Brokers or Finders).

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, licensee or otherwise bound, but excluding all licenses for commercially available, off the shelf software.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including mobile or handheld devices, point-of-

sale systems, telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Key Members” means each Indemnifying Member, Bobby Loehr, and all Seller Owners set forth on Schedule B; provided, however, with respect to Bobby Loehr, if he certifies at Closing that no other Seller Owner is an Affiliate or Associate of his, then he will not be deemed to be a Company Key Member.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets (including any epidemic, pandemic or disease outbreak (including with respect to or as a result of COVID-19) or any escalation or worsening of any of the foregoing); (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company operates; provided, further, however, that any event, change, and effect referred to in clauses (i) or (iii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, change, or effect has a disproportionate effect on the Company, taken as a whole, compared to other participants in the cannabis industry in the United States.

“Company’s Inventory” has the meaning set forth in Section 4.15.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Control Person” has the meaning set forth in Section 4.34(a)(i).

“CSE” means the Canadian Securities Exchange.

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Dollars”, “USD”, or “$” means the lawful currency of the United States and not Canadian Dollars.

“EDGAR” has the meaning set forth in Section 5.6(a).

“Effective Time” means 12:01 AM Eastern Time on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, lease,

encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 10.1(c).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order, Contract, or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written notice of violation or infraction, or written notice respecting any Environmental Claim, including if relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment Lease” means any lease agreement under which the Company finances the use or acquisition of machinery or equipment, as disclosed on the Financial Statements.

“Equity” means capital interests of any kind (including shares of stock, membership interests or other interests representing the equity in a limited liability company, corporation, partnership or other legal entity) and Equity Commitments.

“Equity Commitments” means (a) options, RSUs, DSUs, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other agreements, commitments or rights that could require a Person to issue any of its Equity or to sell any Equity it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity of a Person or owned by a Person; (c) statutory preemptive rights or preemptive rights granted under a Person’s Organizational Documents; (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person; and (e) any rights to participate in the appreciation of

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Balance Sheet” has the meaning set forth in Section 3.3(a).

“Estimated Cash” has the meaning set forth in Section 3.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.3(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.3(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FFCRA” means the Families First Coronavirus Response Act (as the same may be amended or modified).

“Final Balance Sheet” has the meaning set forth in Section 3.3(b).

“Final Calculations” has the meaning set forth in Section 3.3(b).

“Final Cash” has the meaning set forth in Section 3.3(b).

“Final Closing Indebtedness” has the meaning set forth in Section 3.3(b).

“Final Closing Share Consideration” has the meaning set forth in Section 3.3(b).

“Final Closing Working Capital” has the meaning set forth in Section 3.3(b).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Finder’s Shares” means 1,307,698 Purchaser Shares to be issued to Sellers’ Finder as set forth in Section 3.2.

“Finder Representation Letter” has the meaning set forth in Section 2.2(c)(iii).

“Floor Amount” has the meaning set forth in Section 9.4(a).

“Floracann Supplements” means Floracann Supplements, LLC, a Florida limited liability company.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Enforceability Exceptions” means enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at Law or in equity.

“Governmental Antitrust Authority” has the meaning set forth in Section 6.7(b).

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, political subdivision, governmental, regulatory or administrative authority, agency, department, ministry, board, commission, stock exchange, task force or any court, tribunal, judicial, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body, court or tribunal of competent jurisdiction, customs and any other regulatory or administrative equivalent governmental entity in any country or territory with jurisdiction over the Company, including processes for the production, development, testing, manufacture, packaging, labeling, distribution, marketing or use of the products related to the business (including the Business) of the Company, and the Federal Trade Commission, Antitrust Division of the U.S. Department of Justice and any other regulatory or administrative equivalent governmental entity in any country or territory with jurisdiction over antitrust or other competition matters.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise, obligation, commitment or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations, Indebtedness or Liabilities or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness, Liabilities or other obligations of such partnership or venture.

“Hazardous Materials” means: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or extraction procedure toxicity; (b) oil, petroleum or petroleum derived substances; (c) any flammable substances or explosives or any radioactive materials; and (d) any substance, liquid, gas or vapor (in isolation or combined) deemed to be a pollutant by the enforcing Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 4.12(c).

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws or administrative requirements relating to any Income Tax.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to the Company, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company, whether direct or indirect, consisting of: (a) funded indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding trade payables incurred in the Ordinary Course of Business), related accrued interest and prepayment penalties; (b) funded indebtedness evidenced by any note, bond, debenture or other debt security, related accrued interest and prepayment penalties; (c) advances made to employees or companies other than in the Ordinary Course of Business; (d) deferred rent liabilities recorded in accordance with GAAP; (e) capital leases or leases that would be characterized as capital leases under GAAP, provided however, that operating leases even if longer than one (1) year are not considered capital leases for purposes of this definition; (f) for Taxes payable by the Company and accrued prior to or on the Closing Date (other than Taxes that are taken into account as current Tax liabilities in Net Working Capital as finally determined pursuant to Section 3.3); (g) Transaction Expenses; (h) in the nature of Guarantees of the obligations described in clauses (a) through (g) above of any other Person, including, without limitation, any Affiliate of the Company; (i) any indebtedness referred to in clauses (a) through (h) above of any Person that is secured by any Encumbrance upon any property or asset owned by the Company as of such date; and (j) any accrued Liabilities for any obligation described in clauses (a) through (i) above.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Members” has the meaning set forth in the preamble of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Independent Accountant” has the meaning set forth in Section 3.3(d).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“Intellectual Property Registrations” means the Company’s Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.7(a).

“Interim Financial Statements Date” has the meaning set forth in Section 4.7(a).

“Internal Controls” has the meaning set forth in Section 4.7(b).

“Knowledge” or “Knowledge of the Company” or any other similar knowledge qualification means the knowledge of Mark Ascik, David Loop, Bobby Loehr and Leighton Loop a/k/a Leighton Miller, after due inquiry.

“Law(s)” means any statute, law, ordinance, regulation, rule, agency staff reports or guidelines, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority; provided, that, any time that the term “Law” is used herein any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, prohibition, or rule of United States federal government relating to cannabis is excluded therefrom.

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Liabilities” has the meaning set forth in Section 4.8.

“Licensed Intellectual Property” has the meaning set forth in Section 4.13(a).

“Lock-up Agreements” has the meaning set forth in the recitals to this Agreement.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including without limitation, reasonable attorneys’ fees, direct, incidental and consequential damages, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Malware” means any virus, Trojan horse, worm, backdoor, root kit, advanced persistent threat, time bomb, drop dead device, ransomware, or any other malicious code or device.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.17(a).

“Material Suppliers” has the meaning set forth in Section 4.17(b).

“Measurement Time” means 11:59pm Eastern Time on the day immediately preceding the Closing Date.

“Membership Units” has the meaning set forth in the recitals to this Agreement.

“Minimum Cash Deficit” has the meaning set forth in Section 3.2(b)(ii).

“MMTC License” means Florida Medical Marijuana Treatment Center license number MMTC-2016-0006.

“Money Laundering Laws” has the meaning set forth in Section 4.30.

“Monthly Financial Statements” has the meaning set forth in Section 6.8.

“Net Working Capital” means the sum of (a) a positive amount equal to the current assets of the Company (excluding Cash), and (b) a negative amount equal to the current liabilities of the Company, each as calculated in accordance with GAAP, using the Accounting Principles, and shall consist only of the line items set forth on Schedule C attached hereto, determined as of the Measurement Time. Notwithstanding the foregoing, for purposes of calculating Net Working Capital, current assets and current liabilities shall exclude any Indebtedness.

“Objection Notice” has the meaning set forth on Section 3.3(c).

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any of the Transaction Documents.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural Person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, (a) owned by the Company or any of its subsidiaries, (b) which the Company or any of its subsidiaries (i) is party to an executed purchase agreement to acquire such land, or (ii) is the beneficial holder of a right or option, whether matured or un-matured, to purchase or acquire an interest in such land.

“Payoff Letters” has the meaning set forth in Section 3.3(a)(ii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authorities in order to conduct the Business, provided, that, any time that the term “Permit” is used herein any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, prohibition, or rule of United States federal government relating to cannabis is excluded therefrom.

“Permitted Encumbrances” means, collectively, (a) Encumbrances for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business and not for amounts then due but unpaid; (b) Encumbrances under any Equipment Lease; and (c) Encumbrances for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided adequate reserves have been established for such contested Encumbrances for Taxes in accordance with GAAP.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any piece of information that (a) by itself or in combination with other information, identifies, relates to, describes, or is capable of, directly or indirectly, identifying, locating or contacting a natural person; or (b) is considered “personally identifiable information”, “individually identifiable health information”, “protected health information”, “personal data”, “protected data”, “non-public personal information”, “personal information” or any similar category of protected information or data under any applicable Privacy Law, including all medical information protected by applicable Privacy Law.

“Platform Agreements” has the meaning set forth in Section 4.13(h).

“Post-Closing Adjustment Amount” means (1) (x) the Post-Closing Share Adjustment Amount multiplied by (y) the Price Per Share, plus (2) the Post-Closing Cash Adjustment Amount.

“Post-Closing Cash Adjustment Amount” has the meaning set forth in Section 3.3(b).

“Post-Closing Share Adjustment Amount” has the meaning set forth in Section 3.3(b).

“Post-Closing Statement” has the meaning set forth in Section 3.3(b).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Financial Statements” has the meaning set forth in Section 6.8.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 7.4(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Price Per Share” means, solely for purposes of the adjustment provisions in Section 3.2 and Section 3.3 hereof, $0.65.

“Privacy Laws” means each Law (a) applicable to the protection, privacy and/or Processing of Personal Data, including Payment Card Industry Data Security Standards, the Health Insurance Portability and Accountability Act of 1996, as amended, applicable state medical privacy Laws, the Telephone Consumer Protection Act, the CAN-SPAM Act, the California Consumer Privacy Act, as amended, the General Data Protection Regulation (Regulation (EU) 2016/679), the Canadian Anti-Spam Law, and the Personal Information Protection and Electronic Documents Act of Canada; (b) that contains and/or triggers a duty or obligation to protect the rights of an individual whose Personal Data is being Processed; or (c) that triggers a duty or obligation to notify a Governmental Authority or an individual whose Personal Data has been, or may have been, the subject of a Security Incident. Additionally, the term “Privacy Laws” includes all applicable Federal Trade Commission guidelines and agency staff reports relating to privacy or the security of Personal Data.

“Privacy Notices” means any internal and external notices, policies, disclosures, or public statements or representations by the Company with respect to any Processing of Personal Data by or on behalf of the Company or the Company’s practices related to data privacy, data handling, Personal Data inquiries or requests, or information security.

“Pro Rata Portion” means, (i) with respect to each Seller, a fraction, the numerator of which is the number of Membership Units held by such Seller, and the denominator of which is the aggregate number of Membership Units held by all Sellers, and (ii) with respect to each Seller Owner, a fraction, the numerator of which is the number of Equity securities held by such Seller Owner in a particular Seller, and the denominator of which is the aggregate number of Equity securities held by all Seller Owners in such Seller.

“Process”, “Processed” or “Processing” means, with respect to data, any operation(s) performed on Personal Data or other data, including the creation, use, collection, processing, access, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, transmission, dissemination, restriction, deletion, erasure, destruction or combination of such data.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Disclosure Schedule” means the disclosure schedules delivered by the Purchaser concurrently with the execution and delivery of this Agreement and further updated and delivered concurrently with the Closing.

“Purchaser Exclusions” has the meaning set forth in Section 9.4(a).

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.1 (Organization and Authority), Section 5.2 (Non-Contravention; Consents), Section 5.3 (Capitalization), and Section 5.4 (Brokers or Finders).

“Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Purchaser and its subsidiaries, taken as a whole; or (b) the ability of Purchaser to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Purchaser Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets (including any epidemic, pandemic or disease outbreak (including with respect to or as a result of COVID-19) or any escalation or worsening of any of the foregoing); (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which Purchaser and its subsidiaries operate; (v) any failure, in and of itself, by Purchaser to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Purchaser Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (vi) any change, in and of itself, in the market price or trading volume of Purchaser’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Purchaser Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), provided, further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Purchaser and its subsidiaries, taken as a whole, compared to other participants in the industries in which Purchaser and its subsidiaries conduct their businesses.

“Purchaser Public Disclosure Record” means (a) each of the following documents, in the form they were filed with the SEC and including any amendments thereto filed with the SEC: (i) Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and each Annual Report on Form 10-K filed after the date of this Agreement but before the Closing Date; (ii) Purchaser’s quarterly report on Form 10-Q for the quarter ended March 31, 2023 and June 30,

2023 and each Purchaser’s quarterly report on Form 10-Q filed after the date of this Agreement but before the Closing Date; (iii) Purchaser’s current reports on Form 8-K (excluding any current reports or portions thereof that are furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any related exhibits) filed with the SEC after December 31, 2022 (including such reports filed by Purchaser after the date of this Agreement but before the Closing Date); (iv) Purchaser’s proxy statement on Schedule 14A filed with the SEC on June 22, 2023 and (b) all documents and instruments filed by Purchaser with the Canadian Securities Regulatory Authorities, including documents available on SEDAR+ from January 1, 2021.

“Purchaser Redomestication” has the meaning set forth in the recitals to this Agreement.

“Purchaser Shares” means the common shares, or, if the Purchaser Redomestication is effectuated, the common stock, of Purchaser, publicly traded on the CSE under the ticker symbol PLTH (or, if not then traded on the CSE, on the principal securities exchange on which the Purchaser Shares are at the time listed).

“Purchaser Third Party Consents” has the meaning set forth in Section 5.2(b).

“Racetrack Landlord” has the meaning set forth in the definition of Amended and Restated Lease.

“Real Property” means the Leased Real Estate.

“Related Employee” has the meaning set forth in Section 4.23(a).

“Related Party Debt” has the meaning set forth in Section 6.13.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reporting Jurisdictions” has the meaning set forth in Section 5.6(b).

“Representation Letter” means the letter, including an investor questionnaire and Internal Revenue Service Form W-9, to be delivered by each Person making representations relating to Section 4(a)(2) or Regulation D of the Securities Act, as applicable, and related United States and Canadian securities matters, in a form agreed by Purchaser and Company.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants, lobbyists and other agents of such Person.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SALT Election” means an election under applicable state or local Income Tax Law made by or with respect to the Company pursuant to which the Company will incur or otherwise be liable for any state or local Tax Liability under applicable state or local Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made, including any such Income Tax Liability that is imposed on the Company as a matter of state or local Income Tax Law and for which an affirmative election is not required (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Incident” means (a) a breach of security, breach of Personal Data, security incident, cybersecurity event or equivalent under any Privacy Law; or (b) any other actual or highly suspected unauthorized access, unauthorized acquisition, unauthorized destruction, unauthorized deletion, unauthorized disclosure, unauthorized use, unauthorized modification, loss, or misappropriation of Personal Data or any Company IT System; or (c) any other compromise of the security, confidentiality, or integrity of Personal Data or any Company IT System.

“SEDAR+” has the meaning set forth in Section 5.6(a).

“Seller Exclusions” has the meaning set forth in Section 9.4(b).

“Seller Indemnifying Parties” has the meaning set forth in Section 9.2.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Note Payment” means $5,000,000 evidenced by the Seller Notes, which shall serve as a source, but not the sole source, for effecting payment and satisfaction of any (a) Post-Closing Adjustment Amount due to Purchaser under Section 3.3(f), and (b) indemnification obligations of Sellers under ARTICLE VIII.

“Seller Notes” means the promissory notes between Purchaser and each Seller in the form attached hereto as Exhibit B in the aggregate amount of the Seller Note Payment, with each Seller receiving a Seller Note in a principal amount equal to its Pro Rata Portion of the Seller Note Payment.

“Seller Owners” means, for each Seller, the holders of 100% of the equity of such Seller.

“Seller Representative” has the meaning set forth in Section 2.3(a).

“Sellers’ Finder” means 9496 7346 Quebec Inc., a Canadian holding company 100% owned by Jenny Jurgutis, or such assignee designated by Seller Representative, who, as a condition precedent to such assignment, executes and delivers a signed Representation Letter, subject to Purchaser’s consent which will not be unreasonably withheld, conditioned or delayed.

“Set-off” has the meaning set forth in Section 9.7(a).

“Set-off Notice Period” has the meaning set forth in Section 9.7(b).

“Settlement Date” has the meaning set forth in Section 3.3(f).

“Straddle Period” has the meaning set forth in Section 7.3.

“Surviving Provisions” means ARTICLE I (Definitions), Section 6.4 (Confidentiality), Section 10.2 (Effect of Termination) and ARTICLE XI (Miscellaneous).

“Target Net Working Capital” means $2,776,339.98.

“Tax Claim” has the meaning set forth in Section 7.6.

“Taxes” means (a) all federal, state, local, non-US and other income, gross receipts, sales, use, value added, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, employee, social security (or similar), national insurance contributions, disability, unemployment, estimated, alternative or add-on minimum, unclaimed property or escheat obligations (whether or not treated as a tax under Law), excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, healthcare (whether or not treated as a tax under Law) customs, duties, or other taxes of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any Liability for, or with respect to the payment of, any amount of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including as a result of being a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar provision of state, local, or non-US Tax law), as a result of being a withholding or collection agent, as a result of being a transferee (within the meaning of Section 6901 of the Code or any other applicable Law) or successor or by Contract, pursuant to applicable Law or otherwise.

“Tax Proceeding” means any audit, examination, investigation, assessment, claim or litigation by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating or required to be filed with respect to Taxes, including any schedule, workpapers or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Consents” has the meaning set forth in Section 4.5(a).

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“Transaction” has the meaning set forth in Section 2.1.

“Transaction Consideration” has the meaning set forth in Section 3.1(a).

“Transaction Documents” means this Agreement, the Seller Notes, the Lock-up Agreements, the Representation Letters, any document set forth in Section 8.2 or Section 8.3, and any document, instrument, certificate or other agreement entered into in connection with any of the foregoing.

“Transaction Expenses” means (a) any Liabilities, fees, costs, expenses of, payments made by, or obligations owed or due to be paid by, the Company, Sellers or Seller Representative related to or as a result of this Agreement, the Transaction Documents or the Transactions, and other related matters to the extent incurred, including, without limitation, any transaction bonus, retention, severance and change of control payments or obligations or any other compensatory payments made to any current or former employee or other service provider of the Company (collectively, the “Transaction Bonuses”), (b) the aggregate amount of the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes incurred, or to be incurred, by the Company in connection with the payment of the Transaction Bonuses, and (c) solely to the extent not paid prior to the Closing, any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses, or any fees or expenses owed to any Governmental Authority incurred by the Company, Sellers or Seller Representative in any respect, whether in connection with the filing of any required and applicable notices under the HSR Act, in connection with other regulatory approvals, or in connection with this Agreement, the Transaction Documents or the Transaction, and other related matters to the extent incurred.

“Transfer Taxes” has the meaning set forth in Section 7.1(b).

“Treasury Regulations” means the regulations promulgated under the Code, as the same may be amended from time to time.

“Union” has the meaning set forth in Section 4.23(b).

“Working Capital Deficit” means the amount by which the Estimated Closing Working Capital is less than the Target Net Working Capital.

“Working Capital Surplus” means the amount by which the Estimated Closing Working Capital exceeds the Target Net Working Capital.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale. Pursuant to the terms and subject to the conditions of this Agreement, as of the Effective Time, each Seller, on a several basis, shall sell to Purchaser, and Purchaser shall purchase from each Seller, the Membership Units, free and clear of all Encumbrances (the “Transaction”).

Section 2.2    Closing.

(a)    Pursuant to the terms and subject to the conditions set forth herein, the closing of the Transaction (the “Closing”) will take place as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Transaction set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto, and shall be effective at the Effective Time. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

(b)    All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(c)    At the Closing, Purchaser shall deliver or cause to be delivered:

(i)    to the Sellers (subject to Section 3.1(b)):

1)	the Transaction Documents, duly executed by Purchaser, or the Affiliate of Purchaser party thereto, as applicable;

2)	a side letter regarding the nomination of one member of the board of directors of Purchaser by Sellers;

3)	evidence that Purchaser has obtained each of the Purchaser Third Party Consents;

4)

a certificate duly executed by Purchaser, dated as of the Closing Date, that (A) each of the preconditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied; and (B) the resolutions of the board of directors of Purchaser attached thereto unanimously authorizing the execution, delivery and performance of its obligations under and in connection with the Transaction are true, correct and complete; and

5)	each Seller’s Pro Rata Portion of the Closing Consideration and Pro Rata Portion of the Seller Notes.

(ii)    payment of the Estimated Closing Indebtedness, if any, to the holders thereof on behalf of the Sellers by wire transfer of immediately available funds in accordance with the applicable Payoff Letters.

(iii)    to the Sellers’ Finder, the Finder’s Shares, subject to the Sellers’ Finder providing at least 10 Business Days prior to Closing a Representation Letter (the “Finder Representation Letter”).

(d)    At the Closing, the Sellers shall deliver to Purchaser:

(i)    the Transaction Documents, duly executed by the Company, Sellers, and/or Seller Representative, as applicable, or the Affiliate of Sellers or the Company party thereto;

(ii)    a certificate duly executed by chief executive officer or chief financial officer of the Company, dated as of the Closing Date, (A) that each of the preconditions set forth in Sections 8.2(a), 8.2(b), and 8.2(c) and 8.2(d) have been satisfied; (B) that the formation and governing documents of the Company in the form attached thereto are true, correct and complete; and (C) that the resolutions of the Managers and members of the Company attached thereto unanimously authorizing the execution, delivery and performance of its obligations under and in connection with the Transaction are true, correct and complete;

(iii)    resignations of the managers and officers of the Company;

(iv)    all minute books and records of the Company;

(v)    a certificate of good standing with respect to the Company dated as of a date not more than ten (10) days prior to the Closing Date;

(vi)    evidence reasonably satisfactory to Purchaser that (1) each of the Third Party Consents set forth on Section 2.2(d)(vi) of the Company Disclosure Schedule have been obtained and (2) all Cannabis Consents have been obtained;

(vii)    a properly completed and duly executed Internal Revenue Service Form W-9 from each Seller;

(viii)    Lock-up Agreements, duly executed by each Seller and Company Key Members;

(ix)    the Finder Representation Letter, duly executed by Sellers’ Finder;

(x)    if and to the extent that any Seller is assigning its rights pursuant to Section 6.12(a) hereof, (1) executed assignment documents as required by Section 6.12(a)(i), and (2) signed Representation Letters from all applicable Seller Owners;

(xi)    all documents regarding Related Party Debt; and

(xii)    either (1) certificates representing all of the Membership Units, duly endorsed in blank or accompanied by separate unit powers sufficient for the transfer of all of each Seller’s right, title and interest in the Membership Units to Purchaser, or (2) if the Membership Units are not evidenced by a certificate, such instruments of transfer Purchaser shall reasonably require sufficient for the transfer of all of each Seller’s right, title and interest in the Membership Units to Purchaser, in each case with confirmation that such transfer documents include 100% of the Equity each Seller holds in the Company.

Section 2.3    Seller Representative.

(a)    Sellers have appointed David Loop to act as the agent, proxy, attorney-in-fact and representative for the Sellers and their successors and assigns for all purposes under this Agreement (the “Seller Representative”), and the Seller Representative, by his signature below, agrees to serve in such capacity.

(b)    The Seller Representative shall have the power and authority to take such actions on behalf of each Seller as the Seller Representative, in his sole judgment, may deem to be in the best interests of the Sellers or otherwise appropriate on all matters related to or arising from this Agreement or any other Transaction Document. Such powers shall include:

(i)    executing and delivering this Agreement, the other Transaction Documents, any certificates, consents and other documents contemplated by this Agreement, and any and all supplements, amendments, waivers or modifications thereto;

(ii)    giving and receiving notices and other communications relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby;

(iii)    taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement, including matters in ARTICLE IX, the other Transaction Documents and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement and the other Transaction Documents;

(iv)    taking all actions necessary or appropriate in connection with any disputes regarding the Estimated Closing Statement or the Final Calculations;

(v)    engaging attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate, in the sole and absolute discretion of the Seller Representative in the performance of its duties under this Agreement and any other Transaction Documents; and

(vi)    taking all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing.

(c)    The power of attorney appointing the Seller Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Seller shall not terminate or diminish the authority and agency of the Seller Representative.

(d)    The Seller Representative shall not be liable to the Sellers for any action taken or omitted to be taken by the Seller Representative in his capacity as Seller Representative pursuant to the terms of this Agreement, except to the extent such action or omission shall have been determined by a court of competent jurisdiction in a final non-appealable judgment to have constituted intentional misconduct or fraud. Reasonable legal fees incurred by Seller Representative in connection with serving as Sellers Representative shall be borne by the Sellers.

(e)    The Sellers shall, jointly and severally, indemnify, defend and hold harmless the Seller Representative and his heirs, representatives, successors and assigns, from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Seller Representative pursuant to the terms of this Agreement, except to the extent such action or omission shall have been determined by a court of competent jurisdiction in a final non-appealable judgment to have constituted intentional misconduct or fraud on the part of the Seller Representative; provided, that no Seller shall be liable to the Seller Representative pursuant to this Section 2.3(e) for any amount in excess of the portion of the Transaction Consideration to which such Seller is entitled pursuant to this Agreement. In addition, each Seller forever voluntarily releases and discharges the Seller Representative, his heirs, representatives, successors and assigns, from any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs), whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Seller Representative pursuant to the terms of this Agreement, except to the extent such action or omission shall have been determined by a court of competent jurisdiction in a final non-appealable judgment to have constituted intentional misconduct or fraud. The Seller Representative shall be entitled to recover from each Seller based on such Seller’s Pro Rata Portion of the Transaction Consideration, expenses (including attorneys’ fees and court costs) incurred by the Seller Representative in defending any claim, demand, suit, action or cause of action.

(f)    Each Seller agrees that Purchaser shall be entitled to rely, and shall be fully protected in relying, on any action taken, or any action not taken, by the Seller Representative, on behalf of such Seller, pursuant to this Section 2.3(f) (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.

(g)    Purchaser shall not be liable to any Seller Indemnitee for Losses sustained by any such Seller Indemnitee, to the extent arising out of or related to the performance of, or failure to perform by, the Seller Representative of his obligations set forth in this Agreement or any other Transaction Documents, as applicable, nor shall the actions of, or the failure to act by, the Seller Representative be used as a defense against any claim for Losses made by a Purchaser Indemnitee pursuant to this Agreement or any other Transaction Documents.

Section 2.4    Tax Treatment.

(a)    For federal income Tax purposes (and for applicable state and local Tax purposes), the parties intend to treat the Transaction as a transaction described in accordance with Rev. Rul. 99-6, Situation 2 as follows: (i) as to Purchaser, as the purchase by Purchaser of all of the assets of the Company from the Sellers, and (ii) as to Sellers, as the sale by Sellers of the Membership Units. The Parties agree to file all Tax Returns consistent with the foregoing treatment and not to take any position inconsistent therewith unless required by applicable Law or as otherwise determined by any relevant Taxing Authority.

(b)    For purposes of Sections 755 and 1060 of the Code and the Treasury Regulations promulgated pursuant thereto, the Transaction Consideration and any adjustments thereto, and any amounts treated as consideration received by the Sellers for federal income Tax purposes (the “Tax Consideration”) shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder among the assets of the Company (or groups of such assets) for all purposes (including all Tax and financial accounting purposes) in accordance with their respective fair market values. In that connection within one hundred and twenty (120) days following the final determination of the Final Calculations, Purchaser shall in determine and prepare a schedule setting forth the allocation of the Tax Consideration among the assets of the Company (the “Allocation Schedule”) and provide such Allocation Schedule to the Seller Representative for its review. The Seller Representative shall review such Allocation Schedule and provide any proposed revisions to Purchaser within thirty (30) days after delivery thereof. If Purchaser receives a written notice of an objection to the draft of the Allocation Schedule from the Seller Representative within such thirty (30) day period, the Seller Representative and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the written notice, the Seller Representative and Purchaser shall submit such dispute to the Independent Accountant in accordance with Section 3.3(d), the provisions of which shall be applied mutatis mutanda, which determination by the Independent Accountant shall be binding on the parties. Except as Purchaser and the Seller Representative may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax law, the parties (i) will, and will cause their respective Affiliates to, prepare and file all Tax Returns (including IRS Form 8308) in a manner consistent with the Tax treatment set forth in this Section 2.4 and the Allocation Schedule as finally determined and (ii) will not, and will cause each of their respective Affiliates not to, take any position inconsistent therewith. In the event that the Allocation Schedule is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties in writing, and the parties agree to use their respective commercially reasonable efforts to defend the Allocation Schedule in any audit or similar Tax Proceeding.

ARTICLE III
TRANSACTION CONSIDERATION; CLOSING

Section 3.1    Transaction Consideration.

(a)    The term “Transaction Consideration” means (i) the Closing Consideration paid pursuant to Section 3.1(b), plus (ii) any Purchaser Shares issued to Sellers pursuant to Section 3.3, plus (iii) the Seller Note Payment.

(b)    The term “Closing Consideration” means (i) the Base Share Consideration, plus or minus the closing adjustments described in Section 3.2(a) (the portion of the Closing Consideration constituted by the Base Share Consideration as adjusted pursuant to the terms of Section 3.2(a), the “Closing Share Consideration”), plus (ii) the Closing Cash Payment, minus the closing adjustments described in Section 3.2(b), if any.

Section 3.2    Closing Adjustment.

(a)    The following adjustments shall be made to the Base Share Consideration and shall be calculated as a net amount:

(i)    either (A) plus a number of Purchaser Shares equal to (x) the Working Capital Surplus divided by (y) the Price Per Share or (B) minus a number of Purchaser Shares equal to (x) the Working Capital Deficit divided by (y) the Price Per Share;

(ii)    minus a number of Purchaser Shares equal to (x) the aggregate amount of the Closing Cash Deficit, if any, at Closing divided by (y) the Price Per Share; and

(iii)    minus the Finder’s Shares.

(b)    The following adjustments shall be made to the Closing Cash Payment and shall be calculated as a net amount:

(i)    minus the aggregate amount of Estimated Closing Indebtedness, if any, at Closing; and

(ii)    in the event that the Company does not have a minimum Estimated Cash of $1,500,000 (the “Cash Requirement”), then the Closing Cash Payment shall be reduced by the Cash Requirement minus the Estimated Cash (the “Minimum Cash Deficit”).

For example, (1) if the Estimated Cash is $1,000,000 and the Estimated Closing Indebtedness is zero, then the Closing Cash Payment shall be reduced by $500,000, and (2) if the Estimated Cash is $1,000,000 and the Estimated Closing Indebtedness is $4,000,000, then the Closing Cash Payment shall be reduced to zero and the Base Share Consideration shall be reduced by the number of Purchaser Shares equal to (x) $500,000 divided by (y) the Price Per Share.

Section 3.3    Closing Consideration Adjustment.

(a)    Pre-Closing Adjustment.

(i)    At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Purchaser (A) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Balance Sheet”), (B) a statement (the “Estimated Closing Statement”) setting forth, in reasonable detail, and prepared in accordance with the Accounting Principles consistent with Section 3.3(h) below, (1) a good faith estimate of the Net Working Capital as of the Measurement Time (the “Estimated Closing Working Capital”), (2) a good faith estimate of the Indebtedness (excluding the Assumed Indebtedness) as of the Measurement Time (the “Estimated Closing Indebtedness”), together with the Payoff Letters, (3) a good faith estimate of the amount of Cash as of the Measurement Time (“Estimated Cash”), and (4) the amount and calculation of the Closing Share Consideration issuable to each Seller at the Closing as adjusted pursuant to Section 3.2 based on the foregoing amounts, and (C) a certificate executed by the Chief Financial Officer or an equivalent officer of the Company certifying each of the foregoing.

(ii)    Section 3.3(a)(ii) of the Company Disclosure Schedule contains, with respect to the Estimated Closing Indebtedness anticipated to be included in the Estimated Closing Statement, such Estimated Closing Indebtedness, including the names of each Person to which such Estimated Closing Indebtedness is owed and the aggregate amounts owed to each such Person. The payoff letters evidencing such Estimated Closing Indebtedness (the “Payoff Letters”) shall state that if such aggregate amount so identified is paid in accordance with such Payoff Letter, such Indebtedness shall be repaid in full and, if applicable, all Encumbrances securing such Indebtedness shall be released.

(iii)    The Company shall provide a reasonable level of supporting documentation for the Estimated Closing Statement, the Estimated Balance Sheet and any additional information reasonably requested by Purchaser related thereto. To the extent that Purchaser disagrees with any items set forth on the Estimated Closing Statement or the Estimated Balance Sheet, Purchaser may deliver written notice of its disagreement to the Company at least one (1) Business Day prior to the Closing Date, and Purchaser and the Company shall negotiate in good faith to resolve such disagreements prior to the Closing; provided, that if any disagreement between the Company and Purchaser as to such Estimated Closing Statement or Estimated Balance Sheet is not resolved by the Closing Date, the Estimated Closing Statement or Estimated Balance Sheet prepared by the Company, as revised to reflect any agreed changes thereto but not any changes thereto that are not agreed, shall be the Estimated Closing Statement or Estimated Balance Sheet for purposes of this ARTICLE III.

(iv)    In the event of a Working Capital Surplus or a Working Capital Deficit, the Base Share Consideration shall be adjusted in accordance with Section 3.2(a); provided, however, in the event such foregoing adjustment would result in a Seller or its permitted assignee hereunder becoming a Control Person of Purchaser, Purchaser shall have the right, in its sole discretion, to satisfy such adjustment in cash to the extent required to avoid the creation of a new Control Person.

(b)    Post-Closing Adjustments. No later than ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to the Seller Representative (i) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Final Balance Sheet”), (ii) a statement (the “Post-Closing Statement”) setting forth Purchaser’s calculation of (A) (1) the Net Working Capital as of the Measurement Time (the “Final Closing Working Capital”), (2) the Indebtedness (excluding the Assumed Indebtedness) as of the Measurement Time (the “Final Closing Indebtedness”), (3) the actual amount of Cash as of the Measurement Time (the “Final Cash”), and (4) the amount and calculation of the Closing Share Consideration issuable to each Seller at the Closing as adjusted pursuant to Section 3.2 based on the foregoing amounts (the “Final Closing Share Consideration”), (B) the amount determined by subtracting the Closing Share Consideration on the Estimated Closing Statement from the Final Closing Share Consideration as finally determined (such positive or negative amount (if other than zero), the “Post-Closing Share Adjustment Amount”), and (C) the amount determined by subtracting the Estimated Cash from the Final Cash (such positive or negative amount (if other than zero), the “Post-Closing Cash Adjustment Amount”). The Final Closing Working Capital, the Final Closing Indebtedness, the Final Closing Share Consideration, the Post-Closing Share Adjustment Amount and the Post-Closing Cash Adjustment Amount (collectively, the “Final Calculations”) shall be prepared in accordance with the Accounting Principles consistent with Section 3.3(h) below.

(c)    Objection Notice. On or prior to the thirtieth (30th) day following Purchaser’s delivery of the Final Calculations, the Seller Representative may give Purchaser written notice stating the Seller Representative’s objections (an “Objection Notice”) to the Final Calculations. Such Objection Notice shall specify in reasonable detail the amount of any objection and the basis therefor. During such 30-day period, the Seller Representative shall have full access to the Company’s books and records and its personnel and accountants as reasonably necessary for purposes of verifying the Final Calculations. Any determination set forth in the Final Calculations that is not objected to in an Objection Notice shall be deemed acceptable and shall be final and binding upon Purchaser and the Company upon delivery of the Objection Notice. If the Seller Representative does not give Purchaser an Objection Notice within such 30-day period, then the Final Calculations shall be conclusive and binding upon Purchaser and Sellers and the Final Calculations shall constitute the Final Calculations for purposes of Section 3.3(g) below.

(d)    Independent Accountant. Following Purchaser’s receipt of any Objection Notice, the Seller Representative and Purchaser shall attempt to negotiate in good faith to resolve such dispute. In the event that the Seller Representative and Purchaser fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Purchaser receives the Objection Notice, the Seller Representative and Purchaser agree that a nationally recognized accounting firm that is mutually acceptable to Purchaser and the Seller Representative (the “Independent Accountant”) and is willing to serve as the Independent Accountant hereunder, shall, if and when requested to do so by either Purchaser or the Seller Representative in writing to the

Independent Accountant with concurrent notice to the other party, make the final determination of the Final Calculations in accordance with the terms of this Agreement. Purchaser and the Seller Representative each shall provide the Independent Accountant with their respective determinations of the Final Calculations and such other written submissions, presentations and supporting material as each of Purchaser and the Seller Representative deems necessary and appropriate. Purchaser and Sellers shall disclose any prior engagement of the Independent Accountant within the prior three (3) years before the other party is bound to an agreement to use the Independent Accountant. No party may have ex parte communications with the Independent Accountant. The Independent Accountant shall make a determination of the Final Calculations that shall be final and binding on Purchaser and Sellers and such determination shall be within the range proposed by Purchaser and the Seller Representative in the Final Calculations and the Objection Notice. The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether such calculation was done in accordance with the terms hereof, the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or level of prudence used to prepare the Final Calculations, and whether there were mathematical errors in the calculation of any of the Final Calculations, and the Independent Accountant shall not make any other determination. The Independent Accountant shall make its determination based solely on written submissions, presentations and supporting material provided by Purchaser and the Seller Representative and not pursuant to any independent review. The Independent Accountant shall act as an expert, not an arbitrator. The fees, costs and expenses of the Independent Accountant shall be allocated between Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the aggregate dollar value of the items set forth in the Objection Notice not awarded to Purchaser and the Seller Representative bears to the amount actually contested by such party. For example, if the Seller Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Purchaser and if the Independent Accountant ultimately resolves such items by awarding to the Seller Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Purchaser and 70% (i.e., 700 ÷ 1,000) to the Seller Representative. During the review by the Independent Accountant, Purchaser, the Seller Representative and their respective Representatives shall make available to the Independent Accountant interviews with such individuals and such information, books and records and work papers as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 3.3(d). The Independent Accountant’s determination of the Final Calculations shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Independent Accountant, and presentations under this Section 3.3(d) shall be treated as confidential information. The Independent Accountant shall be bound by a mutually agreeable confidentiality agreement. The decision rendered pursuant to this Section 3.3(d) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 3.3(d). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Accountant. Absent such fraud, such other party shall reimburse the party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination.

(e)    Settlement Date. The date on which the Final Calculations are finally determined pursuant to this Section 3.3 shall hereinafter be referred to as the “Settlement Date”.

(f)    Payment of Adjustment Amounts.

(i)    If the Post-Closing Adjustment Amount is negative, then (i) first, the Seller Notes shall each be reduced on a pro rata basis by the Post-Closing Adjustment Amount; and (ii) then second, if the Post-Closing Adjustment Amount exceeds the amount of the Seller Note Payment, then Purchaser shall recover the Post-Closing Adjustment Amount, or any portion thereof, directly from the Sellers or the Indemnifying Members and the Sellers or the Indemnifying Members shall be obligated to pay to Purchaser, on a joint and several basis, such amounts by wire transfer of immediately available funds.

(ii)    If the Post-Closing Adjustment Amount is positive, then within five (5) Business Days, Purchaser shall deliver to each Seller their Pro-Rata Portion of the number of Purchaser Shares equal to the Post-Closing Share Adjustment Amount; provided, however, in the event such foregoing adjustment would result in a Seller or its permitted assignee hereunder becoming a Control Person of Purchaser, Purchaser shall have the right, in its sole discretion, to satisfy such adjustment in cash to the extent required to avoid the creation of a new Control Person.

(g)    Tax Treatment of Closing Consideration Adjustment. The value of any Purchaser Shares issued or released pursuant to this Section 3.3 shall be treated by all parties hereto for Tax purposes as adjustments to the Closing Consideration.

(h)    Calculation Methodology. The parties hereto agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of the Final Calculations or any other calculated amount pursuant to this Agreement. All of the amounts set forth on the Estimated Closing Statement and the Final Calculations (and the individual elements thereof, as applicable) shall be determined in accordance with GAAP and on a basis consistent with the Accounting Principles.

Section 3.4    No Fractional Shares. In no event shall Purchaser be required to issue a fractional Purchaser Share. Where the aggregate number of Purchaser Shares to be issued to any Seller pursuant to this Agreement would result in a fraction of a Purchaser Share being issuable, the number of Purchaser Shares to be issued shall, without additional compensation, be rounded down to the nearest whole Purchaser Share.

Section 3.5    Adjustments for Tax Purposes. Any adjustments made pursuant to this ARTICLE III or otherwise pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration (to the extent not required to be treated as interest under Section 1274 or 483 of the Code) by the parties for Tax purposes, unless otherwise required by Law.

Section 3.6    Adjustments. Notwithstanding any other provision in this Agreement, the number of Purchaser Shares issued pursuant to this ARTICLE III shall be adjusted as necessary to reflect any stock split, stock dividend, share consolidation or similar transaction.

Section 3.7    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to deduct and withhold with respect to the making of such payment under the Code or Treasury Regulations or any provision of state, local or foreign Tax Law (including through the use of proceeds from the sale of Purchaser Shares). To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND SELLERS

Except as may otherwise be set forth in the Company Disclosure Schedule, which shall be organized by Section and Subsection corresponding to the representations and warranties set forth in this Agreement with only those disclosures listed in a Section or Subsection of the Company Disclosure Schedule modifying the corresponding (and no other) Section or Subsection of this Agreement, the Company and the Sellers hereby represent and warrant, as of the date hereof and as of the Closing Date, to Purchaser as follows:

Section 4.1    Organization and Authority.

(a)    The Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Florida. The copies of the Organizational Documents of the Company delivered to Purchaser prior to the date hereof are true, complete and correct copies thereof. The Organizational Documents of the Company are in full force and effect, and the Company is not in violation of any provision thereof.

(b)    Section 4.1(b) of the Company Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and any name or names under which the Company or any of its predecessors has invoiced account debtors, maintained records concerning its assets, or otherwise conducted its business since January 1, 2020. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary

(c)    Each of the Company and each Seller has the requisite limited liability company or corporate power, as applicable, and authority to execute the Transaction Documents, to perform its obligations thereunder, and to consummate the Transaction, to own, operate or lease its properties and assets now owned, operated or leased by it, and to carry on its business as it has been and is currently conducted. The Transaction Documents will be, when delivered to the other parties thereto, duly executed and delivered by the Company and each Seller, and, assuming due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding obligation of the Company and each Seller, enforceable against the Company and each Seller in accordance with the terms thereto, except as such enforcement may be limited by the General Enforceability Exceptions. All limited liability company or corporate actions, as applicable, taken by the Company or any Seller in connection with the Transaction Documents will be duly authorized on or prior to the Closing.

(d)    The execution and delivery of this Agreement by the Company and each Seller, and the consummation by the Company and each Seller of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company or corporate action, as applicable, and no other limited liability company or corporate proceedings on the part of the Company or Sellers, as applicable, are necessary to authorize the execution and delivery of this Agreement or to consummate the Transaction and the other transactions contemplated hereby.

Section 4.2    Capitalization.

(a)    Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and correct list of the name of each Person holding Membership Units, and the type and amount of Membership Units held by such Person. The Membership Units constitute 100% of the total issued and outstanding Equity in the Company. All of the Membership Units have been duly authorized and are validly issued, are fully-paid and non-assessable, and have been issued in compliance with all applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person. The Membership Units were not issued in violation of any of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Company is a party.

(b)    The Company does not own, or have any interest in, any shares, ownership interest or Equity in any other Person.

(c)    With respect to each Seller, Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and correct list of the name of each Seller Owner holding Equity in each Seller, and the type and amount of Equity held by such Seller Owner. The Equity listed on Section 4.2(c) of the Company Disclosure Schedule for each Seller constitutes 100% of the total issued and outstanding Equity in each Seller. All of the Equity of each Seller has been duly authorized and is validly issued, fully-paid and non-assessable, and has been issued in compliance with all applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person. The Equity of each Seller was not issued in violation of any of the Organizational Documents of such Seller or any other agreement, arrangement or commitment to which such Seller is a party.

Section 4.3    Equity Commitments. There are no outstanding or authorized Equity Commitments of the Company and the Company has no obligation, whether currently or contingent upon the occurrence of any event or passage of time, to issue any Equity Commitments with respect to the Membership Units or other Equity of the Company. There are no Equity Commitments with respect to the Membership Units or other Equity of the Company that will arise in connection with or as a result of the Transaction. There are no agreements with respect to the voting or transfer of the Membership Units or other Equity of the Company, nor is the Company party to any agreement containing any right of first refusal, right of first offer or right of co-sale relating to the Membership Units or other Equity of the Company. The Company is not obligated to redeem or otherwise acquire any of the Membership Units or other Equity of the Company.

Section 4.4    Ownership of Equity. Sellers are the record owners of one hundred percent (100%) of the issued and outstanding Membership Units, free and clear of all Encumbrances. No Seller is a party to any voting trusts, proxies, shareholder agreements, any agreement containing any right of first refusal, right of first offer or right of co-sale relating to the Membership Units or other Equity of the Company or other Contracts with respect to the Membership Units.

Section 4.5    Non-Contravention; Consents.

(a)    The execution, delivery and performance by the Company and Sellers of the Transaction Documents to which the Company and or each Seller is a party, and the consummation of the transactions contemplated thereby (including the Transaction), do not (a) contravene (i) any provision of the Organizational Documents of the Company or any Seller, as applicable or (ii) any Law; (b) except as set forth on Section 4.5(a) of the Company Disclosure Schedule (the “Third Party Consents”) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Permit or consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, lease, sublease, license, Permit, franchise or other instrument or arrangement to which the Company or any Seller is a party; (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (d) result in the creation or imposition of any Encumbrance on any properties (including Real Property) or assets of the Company or any Seller.

(b)    No consent, approval, Permit, Governmental Order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority is required to be obtained or made by the Company or any Seller in connection with the execution, delivery, and performance by the Company or any Seller of this Agreement or the consummation by the Company or any Seller of the Transaction and other transactions contemplated hereby, except for: (i) such consents as may be required under any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (the “Antitrust Laws”), including any statute requiring notifications this transaction to any governmental agency charged with enforcing such laws, such as the HSR Act; (ii) such consents as may be required under applicable state securities or “blue sky” Laws; and (iii) the other consents of Governmental Authorities listed in Section 4.5(b) of the Company Disclosure Schedule, which schedule shall include all Cannabis Consents.

Section 4.6    Subsidiaries. The Company does not hold, nor has it ever held, any Equity interest in any other party, including any direct or indirect subsidiaries, whether wholly or partially owned.

Section 4.7    Financial Statements.

(a)    Section 4.7(a) of the Company Disclosure Schedule contains complete copies of the audited balance sheet, statement of income, statement of cash flow and statement of members’ equity of the Company as of and for the fiscal years ended December 31, 2022 and December 31, 2021 (the “Audited Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Company (the “Balance Sheet”) as of July 31, 2023 (the “Interim Financial Statements Date”) and the related statements of income for the seven-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods represented thereby, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements (a) are consistent with the books and records of the Company (which books and records are correct and complete in all material respects); (b) fairly present the financial condition of the Company and its assets and Liabilities as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated in all material respects, in each case, in accordance with GAAP, applied on a consistent basis throughout the periods represented thereby, and in the case of the Interim Financial Statements, subject to the exceptions set forth in the preceding sentence; (c) do not include any extraordinary or nonrecurring operation or transaction except as expressly set forth in the notes thereto; and (d) comply with all Laws and Governmental Orders in all material respects and subject to the exceptions set forth in the preceding sentence.

(b)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“Internal Controls”). The Company has not identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company, (y) any facts, that in their totality, reasonably constitute fraud that involves the Company or the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (z) any claim or allegation regarding any of the foregoing.  There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information.

Section 4.8    Undisclosed Liabilities. The Company does not have any liabilities, obligations, indebtedness, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected on, accrued, or reserved against in the Balance Sheet, and (b) those which have been incurred in the Ordinary Course of Business since the Interim Financial Statements Date, and which are not, individually or in the aggregate, material in amount.

Section 4.9    Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.9 of the Company Disclosure Schedule, since the Interim Financial Statements Date, the Company has conducted its business in the Ordinary Course of Business, and there has not been, with respect to the Company, any:

(a)    Company Material Adverse Effect;

(b)    issuance, sale or other disposition of, or creation of any Encumbrance on, any Equity of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity of the Company;

(c)    redemption, purchase or acquisition of any Equity of the Company;

(d)    change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(e)    change in the Company’s cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)    entry into any Contract that would constitute a Material Contract;

(g)    incurrence, assumption or Guarantee of any Indebtedness for borrowed money;

(h)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any Indebtedness or entitlements;

(i)    damage, destruction or loss (whether or not covered by insurance) to its property (including Real Property);

(j)    any capital investment in, or any loan to, any other Person;

(k)    acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(l)    other than Permitted Encumbrances, imposition of any Encumbrance upon the Company’s properties (including Real Property) or assets, tangible or intangible;

(m)    (i) grant or contemplated grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, directors, officers, consultants or independent contractors, other than as provided for in the ordinary course of business or in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, director, manager, officer, consultant or independent contractor;

(n)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with a key employee, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders, directors, managers, officers and employees;

(p)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(q)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(s)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other Equity of, or by any other manner, any business or any Person or any division thereof;

(t)    making, changing or revoking any election relating to Taxes, changes to an annual accounting period or adoption of or changes to any accounting method relating to Taxes, filing of any amended Tax Return, entering into any closing agreement, settlement of any Tax claim or assessment relating to the Company, surrendering of any right to claim a refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(u)    amendment of the Organizational Documents of the Company;

(v)    transfer or assignment of or grant of any license or sublicense under or with respect to the Company Intellectual Property or Company IP Agreements;

(w)    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or loss of confidentiality or value of any material Trade Secrets included in the Company Intellectual Property by failure to take or maintain reasonable secrecy measures to protect the same; or

(x)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.10    Material Contracts.

(a)    Section 4.10(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the following Contracts to which the Company is a party or by which the Company is bound and which have not been entirely fulfilled or performed (such Contracts, collectively, the “Material Contracts”):

(i)    all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the Membership Units or other Equity of the Company;

(ii)    any Contract that by its terms requires the payment by or on behalf of the Company in excess of $100,000 per annum or the delivery by the Company of goods or services with a fair market value in excess of $100,000 per annum or provides for the Company to receive payments in excess of $100,000 per annum;

(iii)    all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment advances to the employees of the Company extended in the Ordinary Course of Business), or investment in, any Person or any agreement relating to the making of any such loan, advance or investment in excess of $25,000;

(iv)    any Contract that (i) requires the Company to purchase any product or service in excess of $100,000 from a third party or (ii) requires that the Company deal exclusively with a third party in connection with the sale or purchase of any product or service;

(v)    any Contract that relates to an acquisition or divestiture of material assets that contains covenants, indemnities or other contractual obligations that could impose a Liability that is material to the Company;

(vi)    any Contract under which the Company has any outstanding Indebtedness or evidencing an Encumbrance on any property or asset of the Company, other than a Permitted Encumbrance;

(vii)    all Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company in excess of $50,000;

(viii)    any bonds or Contracts of Guarantee in which the Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person;

(ix)    all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(x)    all Contracts involving any resolution or settlement of any actual or threatened Action under which the Company has any obligation or Liability that will continue after the Closing Date;

(xi)    any Contract limiting or restraining the Company or any successor thereto from engaging or competing in any manner, in any location or in any business;

(xii)    all Affiliate Contracts;

(xiii)    any Company IP Agreements as well as any Contract under which the Company is a party providing for the license of or settlement with respect to any Intellectual Property including, without limitation, the Company’s Intellectual Property (other than commercially available software and hardware) and any Intellectual Property license agreements under which the Company is currently a licensee;

(xiv)    any Contract concerning the acquisition, disposition, occupancy, management or operation of any Real Property owned, leased or used by the Company;

(xv)    all collective bargaining agreements entered into by the Company;

(xvi)    any Contract providing that the Company indemnify any Person in an amount that would be material to the Company, other than any such agreement entered into in the Ordinary Course of Business;

(xvii)    any Contracts with any Governmental Authority to which the Company is a party;

(xviii)    any Contracts that limit, in any material respect, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xix)    all (i) employment agreements (excluding, for certainty, any employees who are employed at will) and (ii) Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice; and

(xx)    any Contract to purchase, lease or otherwise acquire the right to own, use or lease any property or assets, including such Contracts entered into by an Affiliate of the Company, for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term); and

(xxi)    any other Contract that is material to the operation of the business of the Company and not otherwise disclosed pursuant to this Section 4.10(a).

(b)    The Company is in material compliance with the terms and provisions of each Material Contract. The Company, and to the Knowledge of the Company, the other party to any Material Contract is not in breach or default under any of its terms. The Company has not received notice of any breach, default or notice of termination by any Person under any Material Contract. A true, complete and correct copy of each written Material Contract has been provided to Purchaser and a description of each verbal Material Contract is set forth in Section 4.10(a) of the Company Disclosure Schedule.

(c)    Each Material Contract is (i) valid and binding on the Company party thereto in accordance with its respective terms and (ii) in full force and effect. Each Material Contract (or description) sets forth the entire agreement and understanding (or complete description of the material terms, as applicable), between the Company, on one hand, and the other parties thereto, on the other hand, with respect to the subject matter thereof. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has no reason to believe any party to any Material Contract will not fulfill its obligations thereunder in all material respects, and the Company has not received any notice of termination or intent to terminate by any party to any Material Contract.

(d)    The Company has no Liability for the deferred purchase price of property, goods or services, whether connected or not to the acquisition of any business (earn-out or other similar type of payments) or noncompetition agreement.

Section 4.11    Title to, Condition and Sufficiency of Assets.

(a)    Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, the Company is in possession of and has good and valid title to, or, as applicable, a valid and existing leasehold interest in or license to, all of its properties and assets, including furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property and other assets reflected in the Financial Statements, or acquired after the Interim Financial Statements Date (other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Financial Statements Date), which such properties and assets (including leasehold interests) (i) are free and clear of all Encumbrances other than Permitted Encumbrances; and (ii) include all the tangible and intangible assets and rights required for the operation of the Business as has been and as is currently being conducted by the Company. During the past five (5) years, there has not been any significant interruption of the Business due to inadequate maintenance or obsolescence of such properties and assets (including leasehold interests). There are no assets of any kind or nature whatsoever used in the Business that will not be owned or available for use by the Company immediately after the Closing on the same terms as the date of this Agreement.

(b)    Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, reasonable wear and tear excepted, are free of defects that affect their current use by the Company in the conduct of its normal operations as has been and as is currently being conducted, and are adequate for the uses to which they are being put, and to the Knowledge of the Company, none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c)    Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, no Person other than the Company owns, licenses, or leases any equipment or other tangible assets or properties used in or necessary to the operation of the Business.

(d)    Section 4.11(d) of the Company Disclosure Schedule sets forth a list of all vehicles owned or leased by the Company and the employees or officers who are currently the beneficiary of such lease payment on such vehicles. There are no other vehicles used by the Company that are not otherwise owned or leased by the Company.

Section 4.12    Real Property.

(a)    The Company does not own, directly or indirectly, any Owned Real Estate.

(b)    Section 4.12(b) of the Company Disclosure Schedule contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each Leased Real Estate (including the date and name of the parties to such Lease). The Company has delivered to Purchaser a true and complete copy of each such Lease. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, with respect to each of the Leases: (i) the Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company has not received written notice that the Company is subject to any pending claim (x) based upon any provision of any Environmental Laws and arising out of any act or omission of the Company or any of its respective employees, agents or Representatives or (y) arising out of the use, control or operation by the Company of Leased Real Estate from which there was a release of any Hazardous Materials; (iii) the Company has not received written notice of any pending or, to the Knowledge of the Company, threatened condemnation proceeding affecting any Leased Real Estate or any portion thereof or interest therein; and (iv) there are no Encumbrances on the estate created by such Lease other than Permitted Encumbrances. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease or any interest therein nor has the Company subleased, licensed or otherwise granted any Person a right to use or occupy such Leased Real Estate or any portion thereof. As of the Closing, no brokerage or leasing commissions or other compensation will be due or payable to any Person with respect to or on account of any of the Leased Real Estate.

(c)    The Leased Real Estate identified in Section 4.12(b) of the Company Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its subsidiaries. Except as disclosed on Section 4.12(b) of the Company Disclosure Schedule, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company, and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company as currently conducted therefrom. Each parcel of the Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefitting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent on its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property. All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business of the Company as currently conducted thereon. The Company’s use or occupancy of the Real Property or any portion thereof and the operation of the business of the Company as currently conducted thereon is not dependent on a “permitted non-confirming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority. None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

Section 4.13    Intellectual Property.

(a)    “Intellectual Property” means all of the following and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; (f) social media pages or handles, including all graphics used on the social media pages, online forms and scripts used in connection with the social media pages and all advertisements for the social media pages, and the goodwill associated with the social media pages and symbolized thereby; and (g) other intellectual property and related proprietary rights, including such property that is owned by the Company (the “Company Intellectual Property”) and that in which the Company holds exclusive or nonexclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”). Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all Company Intellectual Property, Licensed Intellectual Property and Company IP Agreements.

(b)    All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c)    The Company owns exclusively all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intellectual Property or other rights of others and no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of the Company Intellectual Property. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property necessary for the conduct of the Business as of the Closing Date. The Company Intellectual Property and the Licensed Intellectual Property shall be available for use by the Purchaser and the Company immediately after the Closing on identical terms and conditions to those under which the Company owned or used the Company Intellectual Property and the Licensed Intellectual Property as of immediately prior to the Closing.

(d)    To the Knowledge of the Company, the Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company, and the Business as currently and formerly conducted, have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of the Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any of the Company Intellectual Property or Licensed Intellectual Property; or (iii) except as set forth in Section 4.13(d) of the Company Disclosure Schedule, by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. The Company is not subject to any outstanding or prospective

Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(e)    Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, the Company has not received any communication, and none of the Company Intellectual Property is subject to any outstanding Governmental Order.

(f)    To the Knowledge of the Company, since January 1, 2020, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Intellectual Property.

(g)    Except as listed on Section 4.13(g) of the Company Disclosure Schedule, all of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable. The Company has taken all reasonable steps to preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(h)    Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, the Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)    All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, Security Incident, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken measures consistent with similarly situated companies, but in no event less than a reasonable level of care, to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(j)    The Company has complied, in all material respects, with all applicable Privacy Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, Processing, storage, transfer, and security of Personal Data in the conduct of the Business. In the past three (3) years, the Company has not (i) experienced any Security Incident involving Personal Data in its possession or control or any Company IT System, or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, Processing, storage, transfer, or protection of Personal Data or actual, alleged, or suspected violation of any applicable Privacy Law, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k)    With respect to privacy and data protection:

(i)    The Company has obtained, in all material respects, all rights, permissions, consents and licenses necessary to Process any data, including Personal Data, collected, used, generated or disclosed by or derived from the products or services of, or otherwise Processed by, the Company in the manner collected, used, generated or disclosed by, derived from or otherwise Processed by the Company. To the Knowledge of Company, any third party engaged by or on behalf of the Company to Process any Personal Data has at all times complied in all material respects with the applicable Contract.

(ii)    The Company has not received any notice, claim, complaint, challenge or inquiry, nor has any Person threatened, any notice, claim, complaint, challenge or inquiry regarding the Company’s privacy, information security or other information practices or use of Personal Data, including third parties alleging a violation of data privacy and security policies.

(iii)    The Company complies, and each of its data privacy and security practices conform, in all material respects with (A) applicable Laws, including Privacy Laws; and (B) any obligations under Material Contracts relating to Personal Data.

(iv)    The Company Processes all Personal Data using administrative, physical and technical measures (including electronic and physical safeguards), consistent with similarly situated companies, but in no event less than a reasonable level of care, designed to maintain the integrity, confidentiality and security of the Personal Data Processed by or on behalf of the Company and to protect against and prevent a Security Incident. The Company takes measures consistent with similarly situated companies, but in no event less than a reasonable level of care, to prevent the introduction of Malware, or other unauthorized software, unauthorized hardware or software configuration changes, or other contaminants, except where the failure of any of the foregoing would not, individually or in the aggregate, reasonably be expected to adversely and materially affect the Company or the Business.

(v)    There has been no (A) Security Incident with respect to Personal Data Processed by or on behalf of the Company, (B) Security Incident with respect to any Company IT System, including any third party system that stores or Processes on behalf of the Company, any data or information, including Personal Data or (C) Action or circumstance requiring the Company to notify a Governmental Authority, any affected party, or any other third party of any Security Incident or violation of any Privacy Laws or Contract.

(vi)    The Company has not received any written (or, to the Knowledge of the Company, oral) notice, claim, complaint, challenge, inquiry, alleging the violation of any Privacy Laws, Privacy Notices, or Contract relating to Personal Data. The Company has not received any notice that any Person (including any

Governmental Authority) has commenced any Action with respect to a Security Incident or other loss, theft, misuse, damage or unauthorized or unlawful access, use, Processing, disclosure or modification of any Personal Data by or on behalf of the Company.

(vii)    The Company has Privacy Notices required by applicable Privacy Law regarding the collection, use, disclosure, and retention of Personal Data in connection with the operation of the Business that is available to all visitors to any websites or applications, including mobile apps, provided by or on behalf of the Company. The Privacy Notices of the Company (a) accurately describe, in all material respects, the Company’s information collection, disclosure, use, and retention practices with respect to Personal Data, and (b) comply with all applicable Privacy Laws.

(viii)    The transfer of Personal Data resulting from the consummation of the Transaction will not violate Company’s Privacy Notices, any applicable Privacy Law, or any data privacy or security requirements imposed on the Company under any Contract, or result in any restriction, loss or impairment of the rights to own, disclose or use any Personal Data, nor will such consummation require the consent of any third party in respect of any Personal Data.

Section 4.14    Recall and Defective Products.

(a)    Each product distributed, sold or serviced by the Company meets all the provisions of all applicable Laws, policies, guidelines and any other requirements of a Governmental Authority in all material respects.

(b)    Section 4.14(b) of the Company Disclosure Schedule sets forth (i) a list of all products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any product; (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any product; and (iii) a list of all regulatory letters received by the Company or any of its Affiliates or agents relating to the Company or any of their products or establishments.

(c)    To the Knowledge of the Company, there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any product registration, product license, import license or other license, approval or consent of any Governmental Authority with respect to the Company or any of its products or establishments.

(d)    There are no Actions that are pending or, to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no Actions existing or, to the Knowledge of the Company, there is no basis for any Action, against the Company or its Affiliates for injury to Persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, Actions arising out of the perished, defective or unsafe nature of its products or services.

Section 4.15    Inventory. The inventory set forth in the Financial Statements (the “Company’s Inventory”) was properly stated therein as determined in accordance with GAAP, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. The Company’s Inventory is owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances and no inventory is held on a consignment basis. The Company’s Inventory (i) has been maintained in the Ordinary Course of Business, (ii) consists of items of a quality usable or saleable in the Ordinary Course of Business, (iii) will have a useful life which shall not be less than the useful life that such type of inventory has had in the Ordinary Course of Business, and (iv) will be consistent in quantity and quality with the quantity and quality of the inventory maintained in the Ordinary Course of Business. All of the Company’s Inventory is lawful for its current and intended use and fully registered as may be required under applicable Law.

Section 4.16    Accounts. Subject to proper reserves taken into account as reflected in the Financial Statements, the accounts and notes receivable of the Company are not subject to any dispute, counterclaim, defense, set-off or other claim. The accounts and notes receivable of the Company are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performances of services and other business transactions of the Company, are held free and clear of all Encumbrances other than Permitted Encumbrances and, to the Knowledge of the Company, are collectible in full within one hundred and twenty (120) days after billing. Since the Interim Financial Statements Date, the Company has not (a) with respect to any portion of its trade accounts payable (i) failed to pay its trade accounts payable in the Ordinary Course of Business or (ii) extended the terms of payment, whether by Contract, amendment, act, deed or course of dealing, of any trade account payable, or (b) except as set forth in Section 4.16 of the Company Disclosure Schedule, with respect to any portion of its accounts and notes receivable, accelerated or delayed collection of such accounts and notes receivable.

Section 4.17    Customers and Suppliers.

(a)    Section 4.17(a) of the Company Disclosure Schedule contains (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, the Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services.

(b)    Section 4.17(b) of the Company Disclosure Schedule contains (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years, as well as each supplier of the Company affiliated with any Member (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth on Section 4.17(b) of the Company Disclosure Schedule, no Material Supplier sells to or supplies the Company on an exclusive basis or is an employee, or deemed an employee, of the Company. None of the Material Suppliers’ employees, officers or agents would reasonably be expected to be deemed the employees, officers or agents of the Company or cause the Company to be responsible in any way for the Indebtedness, Liabilities or obligations of any Material Supplier. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, no Material Supplier has terminated or, within the eighteen (18) month period immediately preceding the Closing Date, materially altered its relationship with the Company or has stated in writing its intention to the Company to not continue to do business or to materially alter its relationship with the Company.

(c)    None of the Company or, to the Knowledge of the Company, any other Affiliate or agent of the Company, or any other Person acting on behalf of or associated with the Company, acting alone or together, has directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, purchasing group, employee or agent of any customer or supplier or other Person who was, is or may be in a position to help or hinder the business of the Company (including the Business) or assist the Company in connection with any actual or proposed transaction, in each case which may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 4.18    Insurance. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of all current policies, binders, other insurance arrangements or Contracts for the transfer or sharing of insurance risks of fire, Liability, product Liability, umbrella Liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ Liability, fiduciary Liability and other casualty and property insurance maintained by the Company or relating to the assets, business, operations, employees, officers or directors of the Company (collectively, the “Insurance Policies”), including the amounts of such insurance and annual premiums with respect thereto. All Insurance Policies (i) are in full force and effect, were in full force and effect during the periods of time that such Insurance Policies purported to be in effect, and shall remain in full force and effect following the consummation of the Transaction and (ii) all premiums due under the Insurance Policies have been timely paid. The Insurance Policies in effect as of the date of this Agreement include mandated coverage under all Laws as required in any jurisdiction where the Company is conducting any aspect of the Business. Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of the Company. The Company has not received any notice of cancellation or intent to cancel any of the Insurance Policies. Except as noted in Section 4.18 of the Company Disclosure Schedule, there are no claims or Actions related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 4.19    Legal Proceedings; Governmental Orders.

(a)    Except as set forth on Section 4.19 of the Company Disclosure Schedule, there are no Actions that are pending or, to the Knowledge of the Company, threatened against or by the Company, Sellers or any of their respective Affiliates. Section 4.19 of the Company Disclosure Schedule also includes a true and correct listing of all Actions against the Company or Sellers that were pending, settled or adjudicated since January 1, 2020.

(b)    There are no outstanding Governmental Orders or unsatisfied judgments, penalties or awards against or affecting the Company, Sellers or any properties or assets thereof.

(c)    Neither any Seller, nor any Seller Owner, has any claim, counterclaim, demand, cause of action, whether asserted or unasserted, whether based on contract, tort, statutory or other legal or equitable theory of recovery, against the Company.

Section 4.20    Compliance with Laws; Permits.

(a)    Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, the Company has complied, and is now complying, with all Laws and Governmental Orders applicable to the Business, its properties or its assets.

(b)    The Company possesses all Permits necessary to own, lease and operate, rent, sell, assign and transfer its assets and conduct the Business as currently conducted, and such Permits are valid and in full force and effect. All Permits possessed by the Company are set forth on Section 4.20(b) of the Company Disclosure Schedule. All fees and charges with respect to such Permits as of the date hereof have been paid in full. The Company has not received any notice, nor does the Company have Knowledge of, any impending or threatened notice from any Governmental Authority (i) asserting that the Company is not in compliance with any Permit or Law or (ii) threatening to suspend, revoke, revise, limit, restrict or terminate any Permit held by the Company or declare any such Permit invalid. All Permits possessed by the Company were obtained in compliance with Law.

(c)    The Company does not have any claims that are pending under any of its warranties or Guarantees, the Company has not received notice of any such claims and, to the Knowledge of the Company, no such claims are threatened.

(d)    Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, the Company has not received any written communication from any Governmental Authority or third party that alleges that the Company is not in compliance with any such federal, state, provincial or local Laws, rules or regulations.

Section 4.21    Environmental Matters.

(a)    The Company is currently and has been in compliance with all Environmental Laws, and except as set forth in Section 4.21 of the Company Disclosure Schedule, the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)    The Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of its businesses (including the Business) and all such Environmental Permits are in full force and effect.

(c)    Except as set forth on Section 4.21 of the Company Disclosure Schedule, there has been no Release of Hazardous Materials in contravention of any Environmental Law with respect to the Business or assets of the Company.

(d)    The Company has not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of any Person under Environmental Law.

Section 4.22    Employee Benefit Matters.

(a)    Section 4.22(a) of the Company Disclosure Schedule contains a true and complete list of each (i) written employment or consulting agreement to or under which the Company is a party or has or may have any actual or contingent Liability or obligation, and (ii) employee benefit plan, program or arrangement which is or has been maintained, sponsored, contributed to or required to be contributed to by the Company or ERISA Affiliate thereof for the benefit of any current or former employee, consultant, independent contractor, officer, manager or director of the Company, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, including, without limitation, any pension, profit sharing, retirement, bonus, commission, stock option, deferred compensation, retention, incentive, performance award, phantom equity or Equity, health and welfare, death benefit, unemployment, cafeteria, health, dental, vision, hearing, disability, change in control, retention, severance arrangement, benefits continuation, salary continuation, vacation, holiday, sick leave, insurance, paid time off, tuition reimbursement, dependent care assistance, legal assistance, fringe-benefit (cash or non-cash), and other similar employee benefit plan, agreement, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, whether or not tax-qualified and whether or not subject to ERISA (as listed in Section 4.22(a) of the Company Disclosure Schedule, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including, but not limited to, ERISA and the Code; (ii) no Actions or disputes are pending or, to the Knowledge of the Company, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) all premiums, contributions or other payments required to have been made by Law or under the terms of any Benefit Plan or any Contract relating thereto as of the date hereof have been made; (v) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly and timely filed; (vi) no “prohibited transaction” or breaches of fiduciary duty has occurred within the meaning of the applicable provisions of ERISA or the Code; and (vii) there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or could give rise to any material fines, penalties, Taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law, for which the Company or any of their ERISA Affiliates may be liable.

(c)    With respect to each Benefit Plan, the Company has made available to Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transaction or otherwise; (iv) copies of the most recent summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules attached; (vii) nondiscrimination testing results with respect to the most recently completed plan year; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(d)    No Benefit Plan is, nor does the Company or any ERISA Affiliate thereof have any Liability or obligation under: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, pension plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA; (ii) a “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of the Code, or (iii) except as set forth on Section 4.22(d) of the Company Disclosure Schedule, a multiple employer plan as defined in Section 413(c) of the Code.

(e)    No Benefit Plan provides health, welfare, or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law. No Benefit Plan is a self-insured group health plan. No act or omission has occurred that could cause the Company to be subject to an assessable payment under Section 4980H of the Code.

(f)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code.

(g)    Except as listed in Section 4.22(g) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby shall, either alone or in combination with another event or events: (i) entitle any employee or service provider of the Company to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any employee or service provider of the Company. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would result, individually or in the aggregate, in the payment of any “excess parachute payment” for the purposes of Section 280G or Section 4999 of the Code by the Company. The Company does not have any obligation to gross-up or reimburse any individual for any Tax or Tax-related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 4.23    Employees, Consultants and Contractors.

(a)    Section 4.23(a) of the Company Disclosure Schedule contains a list of all individuals who are employees, consultants, or contractors of the Company as of the Closing Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) whether such employee is related to any Seller or a manager or officer of the Company (any such employee, a “Related Employee”). As of the date hereof, all compensation, including wages, commissions and bonuses, payable and due to employees, consultants, or contractors of the Company for services performed on or prior to the date hereof, have been paid in the ordinary course in accordance with past payroll practices and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation.

(b)    The Company is not a party to, bound by, or currently negotiating any (i) employment agreement, consulting agreement or any other agreement or Contract with any of its employees or contractors or (ii) collective bargaining agreement, peace agreement, neutrality agreement or other similar type of agreement or Contract with a Union, works council or labor organization (collectively, “Union”), and there is not, and there has never been, any Union representing or purporting to represent any employee of the Company, and, to the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of their respective employees. The Company has no duty to bargain with any Union.

(c)    All individuals characterized and treated by the Company as consultants or independent contractors are properly classified as independent contractors and not as employees under all applicable Laws. The Company has no direct or indirect Liability as a result of any misclassification of any Person as an independent contractor rather than as an “employee”. Except as set forth in Section 4.23(c) of the Company Disclosure Schedule, all employees (and, if applicable, Persons wrongly misclassified as independent contractors rather than as “employees”) of the Company are employed on an “at-will” basis or pursuant to the terms of agreements that are terminable by the Company immediately without incurring any Liability (other than earned but unpaid compensation).

(d)    Except as set forth in Section 4.23(d) of the Company Disclosure Schedule, the Company has calculated and accurately paid all Taxes, fees and charges due to any Governmental Authority with respect to the employment of, or services provided by, its employees, consultants, or contractors.

(e)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, independent contractor arrangements and classifications, equal employment opportunities, fair employment practices, employment discrimination, harassment, sexual harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

(f)    Since January 1, 2020, the Company has not hired, recruited or referred for a fee any Person who is not legally authorized to be employed in the country in which they are employed, or knowingly employed any Person that is not legally authorized to be employed in the country in which they are employed, or continued to employ any Person knowing such Person ceased to be legally authorized to be employed in the country in which they are employed. The Company has properly completed all reporting and verification requirements pursuant to applicable Law relating to immigration control for all of its employees. The Company has retained for each current employee the Form I-9 throughout such employee’s period of employment with the Company and has retained such documents for each former employee of the Company for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. The Company has not received any notice from any Governmental Authority that the Company is in violation of any applicable Law pertaining to immigration control or that any current, former employee, agent or contractor of the Company is or was not legally authorized to be employed in the country which they are employed in or is or was using an invalid social security number (or similar foreign identification) and there is no pending, or to the Knowledge of the Company threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

Section 4.24    Taxes.

(a)    The Company is, and at all times since its inception has been, properly classified as a partnership for U.S. federal and applicable state and local income tax purposes.

(b)    The Company has timely filed all Tax Returns required to be filed in connection with and in respect of its Business, assets and employees with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed and has timely paid and discharged all Taxes due and payable (whether or not shown or required to be shown on any Tax Return). Except as set forth in Section 4.24(b) of the Company Disclosure Schedule, all such Tax Returns are true, correct and complete and were prepared in substantial compliance with all applicable laws and regulations. The Company has not taken a deduction or credit in violation of Section 280E of the Code.

(c)    The Company has not filed or requested any extension of time within which to file any Tax Return, which Tax Return has not been filed, except for extensions made in the Ordinary Course of Business.

(d)    The Company has withheld or collected and timely paid or remitted all Taxes required to have been withheld or collected and paid in connection with amounts paid or received or owing to or from any employee, independent contractor, creditor, shareholder, member, partner, or other Person and has complied with all Tax information reporting provisions of all applicable Laws. The Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and Treasury Regulations.

(e)    There are no pending or, to the Knowledge of the Company, threatened claims, assessments, notices, deficiencies or audits by a Governmental Authority with respect to any Taxes owed or allegedly owed by the Company or with respect to the Business which has not been paid, settled or resolved. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. The Company has not received any written notice of any Tax deficiency or adjustment, whether proposed, asserted or assessed, against the Company which has not been paid, settled or resolved.

(f)    The Company has not executed any waiver of any statute of limitation period on the assessment or collection of any Tax or executed or filed with any Governmental Authority any agreement now in effect extending the period for assessment or collection of any Taxes and no such waiver or extension has been requested in writing from any Governmental Authority, in each case which period (after giving effect to such waiver or extension) has not expired.

(g)    There are no Encumbrances for Taxes upon or pending or, to the Knowledge of the Company, threatened against any assets of the Company, other than Permitted Encumbrances.

(h)    No written claim has ever been made by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i)    The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(j)    Neither the Purchaser nor the Company will be required to include any amounts in income, or exclude any Tax credits or items of deduction, in a Post-Closing Tax Period as a result of (i) an adjustment under either Section 481(a) of the Code by reason of a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition occurring on or prior to Closing, (iii) a prepaid amount received, or paid, prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (vi) an interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date, (vii) the cash method of accounting or long-term contract method accounting utilized prior to the Closing, (viii) debt instrument of the Company held on or prior to the Closing that was acquired with “original issue discount” as defined in Section 1273 of the Code or (ix) any election under Section 108(i) of the Code.

(k)    The Company has not made nor has been required to make any payment as a result of any election under Section 965 of the Code (or any similar provision of state, local or foreign Law).

(l)    The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements other than a commercial contract of which the principal purpose is not related to Tax. The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or non-US Tax law), or as a transferee or successor, or by contract or otherwise. There are no issued or pending private letter rulings, agreements or undertakings (including advance pricing agreements or similar agreements) in each case, in writing with any Governmental Authority with respect to Taxes that would bind the Company following the Closing. The Company has not granted any power of attorney with respect to any matter relating to Taxes that would be in force and effect after the Closing. The Company has not been a party to any joint venture, partnership, or other arrangement that was treated as a partnership for Tax purposes.

(m)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)    The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provisions of state, local or non-US law).

(o)    The unpaid Taxes of the Company (i) did not, as of the Interim Financial Statements Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(p)    The Company has never been a member of an affiliated group filing a consolidated US federal (or similar combined or unitary state, local or foreign) income Tax Return (including any arrangement for group or unitary Tax relief or similar arrangement).

(q)    The Company has not deferred any employment or payroll Taxes under Section 2302 of the CARES Act. Except as set forth in Section 4.24(q) of the Company Disclosure Schedule, the Company has not requested or received an advance of any such employment or payroll Tax credits, reduced any employment or payroll Taxes due and payable in anticipation of claiming such employment or payroll Tax credits, claimed any employment or payroll Tax credits (or, to the extent any such credit is disclosed in the Company Disclosure Schedule, the Company has claimed such credit in compliance with applicable Law and will not be subject to recapture), in each case under either Section 7001 or 7002 of the FFCRA or under Section 2301 of the CARES Act. The Company has not elected out of the application of either Section 7001 or 7002 of the FFCRA or Section 2301 of the CARES Act.

(r)    The Company has not made any SALT Election.

(s)    The Company has not had in the past three (3) years a permanent establishment (within the meaning of the applicable Tax treaty) or other taxable presence in any jurisdiction where it is not currently filing Tax Returns. The Company is not, nor has it been in the past three (3) years, a resident for Tax purposes in any jurisdiction outside the United States.

(t)    Section 4.24(t) of the Company Disclosure Schedule contains a list of all jurisdictions in which the Company currently files Tax Returns.

(u)    The Company is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws.

(v)    The Company is in compliance with all terms and conditions of all Tax grants, credits, abatements and other incentives granted by a Taxing Authority for the benefit of the Company and the consummation of the transactions contemplated by this Agreement shall not adversely affect the Company’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.

(w)    The Company has not engaged in any transactions with Affiliates or controlled entities that would result in an adjustment under Section 482 of the Code or under comparable provision of State, local or foreign law.

(x)    The Company has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. The Company has timely and properly requested, received and retained all necessary exemption or resale certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(y)    The Company has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(z)    None of (i) the goodwill, (ii) the going concern value or (iii) the other intangible assets of the Company that would not be depreciable or amortizable in the hands of Purchaser but for Section 197 of the Code, was held or used on or before August 10, 1993, by one or more of the Company, or any Person who will be related to Purchaser within the meaning of Section 197(f)(9)(C) of the Code, on and after the Closing.

For the purposes of this Section 4.24, the Company shall be deemed to include any predecessor of the Company, any Person which merged or was liquidated with and into the Company or any Person from which the Company or any of its Affiliates incurs a Liability for Taxes as a result of transferee Liability.

Section 4.25    Books and Records. The minute books of the Company (including the minute books of each of the Company’s predecessors, if any) have been made available to Purchaser, are correct in all material respects, and, except as set forth on Section 4.25 of the Company Disclosure Schedule, comply in all material respects with all Laws and Governmental Orders.

Section 4.26    Brokers or Finders. Except as set forth in Section 4.26 of the Company Disclosure Schedule, the Company has not entered into any agreement or arrangement entitling any broker, finder, investment banker or other firm or Person to any brokerage, finder’s or other fee, commission or expense payable by any of Purchaser, the Company or any of their respective Affiliates in connection with the Transaction.

Section 4.27    Affiliate Transactions.

(a)    Section 4.27 of the Company Disclosure Schedule lists all existing Contracts or other arrangements or transactions between the Company, on the one hand, and (a) a Seller, a Seller Owner, or any Affiliate of a Seller or Seller Owner, or (b) any manager, officer, director, employee, consultant or agent (or any immediate family member thereof), as applicable, of any Seller, any Seller Owner, the Company or any of their respective Affiliates (collectively, the “Affiliate Contracts”).

(b)    With respect to Floracann Supplements, the Company has no obligations, Liabilities, amounts due to or from Floracann Supplements, and will not have any such obligations, Liabilities, amounts due to or from Floracann Supplements after the Closing Date.

Section 4.28    Patriot Act / Economic Sanctions. The Company is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury and in any enabling legislation or other executive orders in respect thereof. To the Knowledge of the Company, each customer, distributor, supplier and Person with whom the Company has done business or engaged in any transaction: (a) is not currently identified on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury, or on any other similar list maintained by the Office of Foreign Assets Control, Department of Treasury pursuant to any authorizing statute, executive order or regulation; and (b) is not a Person with whom a citizen of the United States or United States entity is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law or executive order of the President of the United States.

Section 4.29    No Illegal Payments. The Company and each manager, officer, employee and agent of the Company is in compliance with: (a) applicable Laws relating to illegal payments and bribes; and (b) applicable Laws relating to illegal political contributions, including all requirements of the United States Foreign Corrupt Practices Act of 1977, and the regulations thereunder, as amended from time to time. Without limiting the generality of the foregoing, neither the Company nor, to the Knowledge of the Company, any of its officers, employees or Representatives has corruptly or otherwise offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to: (i) any government or similar official for purposes of (A) (1) influencing any act or decision of such official in his or her official capacity, (2) inducing such official to do or omit to do any act in violation of the lawful duty of such official, or (3) securing any improper advantage; or (B) inducing such official to use his or her influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person or; (ii) any political party or official thereof or any candidate for political office for purposes of (A) (1) influencing any act or decision of such party, official, or candidate in its or his or her official capacity, (2) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate, or (3) securing any improper advantage; or (B) inducing such party, official, or candidate to use its or his or her influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person; or (iii) any Person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (A) (1) influencing any act or decision of such official, political party, party official, or candidate in his or her or its official capacity, (2) inducing such official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official, or candidate, or (3) securing any improper advantage; or (B) inducing such official, political party, party official, or candidate to use his or her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person. There have been no false or fictitious entries made in the books or records of the Company relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company has not established or maintained a secret or unrecorded fund. The Company is in compliance with the United States Foreign Corrupt Practices Act of 1977, and the regulations thereunder, as amended from time to time. The Company is in strict compliance with all applicable rules, terms, conditions and guidelines established by any acquiring banks, payment gateways, payment software providers, merchant service providers and/or other service providers or financial institutions utilized by the Company for payment processing activities, and no fact or circumstance is currently outstanding that would reasonably be expected to make the Company cease to be in such compliance.

Section 4.30    Anti-Money Laundering. The operations of the Company are and have been, conducted in compliance with all anti-money laundering Laws, rules and regulations to which the Company is subject (collectively, “Money Laundering Laws”) and no investigation, action, suit or proceeding before any Governmental Authority involving the Company with respect to Money Laundering Laws is pending and, to the Knowledge of the Company, no such actions, suits or proceedings are threatened.

Section 4.31    Banks; Powers of Attorney. Section 4.31 of the Company Disclosure Schedule lists the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 4.31 of the Company Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.

Section 4.32    Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.33    COVID-19. The Company is not and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the Coronavirus Aid, Relief, and Economic Security Act, or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.

Section 4.34    Securities Matters.

(a)    No Prior Holdings; No New Control Person; Acquisition for Investment.

(i)    The Sellers are not a registered or beneficial holder of any securities of Purchaser. Each of the Sellers is a resident of the United States.

(ii)    Subject to the last sentence of this paragraph, none of the Sellers alone or in combination with each other or other Persons are, or on the Closing Date will become, a new “Control Person” (as defined by the Canadian Securities Regulatory Authorities, including the CSE) of the Purchaser, and if required will take all such steps as may be required by the Purchaser and/or the CSE to ensure they do not become a Control Person of the Purchaser on Closing, in advance thereof. Purchaser represents to Seller that, based on the representations set forth in Section 4.34(a)(i) above, none of the Sellers will be a “Control Person” due to the issuance of the Purchaser Shares under this Agreement or the nomination of one member of the board of directors of by Sellers pursuant to Section 2.2(c) above

(iii)    Each Seller acknowledges it will be acquiring the Purchaser Shares and Seller Notes issuable to it pursuant to this Agreement for investment for its own account as principal and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of United States federal or state securities laws and Canadian Securities Laws.

(iv)    Each Seller understands that any Purchaser Shares and Seller Notes issuable hereunder will not be registered under the Securities Act, in reliance on one or more exemptions from registration under the Securities Act, including pursuant to Section 4(a)(2) thereof or Regulation D promulgated thereunder, and that Purchaser’s reliance on such exemptions is predicated on such Seller’s representation set forth herein. Each Seller further understands that any Purchaser Shares issuable hereunder will constitute a distribution of securities that is exempt from the prospectus requirement of Canadian Securities Laws.

(b)    Investment Experience. Each Seller acknowledges that it can bear the economic risk of the investment, and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchaser Shares and Seller Notes. Each Seller is, and will be on the Closing Date, an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Each Seller is an “accredited investor" within the meaning of Canadian Securities Administrators’ National Instrument 45-106 – Prospectus Exemptions and section 73.3 of the Securities Act (Ontario).

(c)    Information. Each Seller has carefully reviewed such information as it has deemed necessary with respect to the Purchaser Shares and Seller Notes. To each Seller’s satisfaction, each Seller has been furnished all materials requested by such Seller relating to Purchaser, and the issuance of Purchaser Shares and Seller Notes hereunder, and each Seller has been afforded the opportunity to ask questions of Representatives of Purchaser and to obtain any information that it considered necessary or appropriate in connection with its decision to acquire any Purchaser Shares or receive any Seller Notes.

(d)    Unregistered Securities.

(i)    Each Seller understands that the Purchaser Shares and Seller Notes issuable to it pursuant to this Agreement may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable U.S. state and federal securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchaser Shares or Seller Notes or any available exemption from registration under the Securities Act and applicable U.S. state and federal securities laws, the Purchaser Shares and Seller Notes must be held indefinitely. Unless registered under the Securities Act and applicable U.S. state securities laws, the DRS statement or certificates, as applicable, representing the Purchaser Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

"SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS."

(ii)    Each Seller represents that it: (i) is an entity outside Canada and is resident in the United States; (ii) is acquiring the Purchaser Shares and Seller Notes pursuant to an exemption from any prospectus, registration or similar requirements under the applicable securities laws of the jurisdiction in which it is resident; (iii) has no present intention of distributing any of the Purchaser Shares or Seller Notes issuable to it into Canada; and (iv) understands that such Purchaser Shares or Seller Notes are being distributed to it in reliance on Ontario Securities Commission Rule 72-503 in reliance on such representation. Each Seller agrees that it will not distribute any of the Purchaser Shares or Seller Notes in Canada except in accordance with applicable Canadian Securities Laws, including that it will not distribute any of such Purchaser Shares or Seller Notes into Canada for four months following Closing.

(iii)    Canadian Reporting. The Sellers acknowledge that Purchaser may be required to file a report with the Canadian securities regulatory authorities and the CSE containing personal information about such Seller, including its full name, address and telephone number and e-mail address, the number and type of securities purchased, the total purchase price paid for the securities, the date of the closing and the exemption relied upon under Canadian Securities Laws. By completing this Agreement, each Seller authorizes the indirect collection of the information described in this Section 4.34(d)(iii) by all applicable Canadian Securities Regulatory Authorities and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable Canadian Securities Regulatory Authorities and (ii) the filing of this Agreement on SEDAR+ (including such redactions as permitted under applicable Canadian Securities Laws as may be agreed by the Purchaser and the Seller Representative).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser Public Disclosure Record filed with or furnished to the SEC or the Canadian Securities Regulatory Authorities and available on EDGAR or SEDAR+, as applicable, Purchaser hereby represents and warrants to the Company and Sellers as follows:

Section 5.1    Organization and Authority of Purchaser.

(a)    As of the date hereof, Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. Pursuant to the Purchaser Redomestication, Purchaser intends to become a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction.

(b)    The execution and delivery by Purchaser of this Agreement and any other Transaction Documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transaction have been duly authorized by all necessary action on the part of Purchaser and no other director, shareholder, manager, member or similar proceedings or actions by Purchaser are necessary to authorize and consummate this Agreement, the other Transaction Documents to which Purchaser is a party, or the Transaction.

(c)    This Agreement and the other Transaction Documents to which Purchaser is a party will be, when delivered to the Company, duly executed and delivered by Purchaser, and, assuming due authorization of each other party thereto, will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereto and thereto, except as such enforcement may be limited by the General Enforceability Exceptions.

Section 5.2    Non-Contravention; Consents.

(a)    The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby (including the Transaction), do not (i) contravene (A) any provision of the Organizational Documents of Purchaser or (B) any Law (except for Laws pertaining to the US federal regulation of cannabis); (ii) except as set forth on Section 5.2(a) of the Purchaser Disclosure Schedule conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Permit or consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, lease, sublease, license, Permit, franchise or other instrument or arrangement to which Purchaser is a party.

(b)    No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction, except: (i) as has already been obtained, (ii) for such consents as may be required under any Antitrust Laws, including any statute requiring notifications this transaction to any governmental agency charged with enforcing such laws, such as the HSR Act; (iii) for such filings as may be required under the Securities Act or Exchange Act and with the SEC; (iv) for such consents, filings and notices as may be required under applicable corporate, state, provincial securities or “blue sky” Laws and with the CSE or Financial Industry Regulatory Authority (“FINRA”); and (v) for the other Consents of Governmental Authorities listed in Section 5.2(b) of the Purchaser Disclosure Schedule, which schedule shall include all Cannabis Consents (collectively, “Purchaser Third Party Consents”).

Section 5.3    Capitalization. The Purchaser Shares to be issued pursuant to the Transaction contemplated in this Agreement, upon issuance in accordance with the terms of this Agreement and the instruments representing such securities for the consideration provided for herein and therein, shall be (i) duly authorized and validly issued, fully paid and nonassessable, free from all Encumbrances created by or through the Purchaser other than any restrictions under the Securities Act, applicable state securities laws and Canadian Securities Laws and in Sections 6.11 and 6.12 hereof. The Purchaser Shares to be issued pursuant to the Transaction contemplated in this Agreement will be listed and posted for trading on the CSE, and when issued, will be issued in compliance with all applicable federal, state, and provincial securities Law.

Section 5.4    Undisclosed Liabilities. Purchaser does not have any Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected on, accrued, or reserved against in the Balance Sheet, (b) those which have been incurred in the Ordinary Course of Business since the Interim Financial Statements Date, and which are not, individually or in the aggregate, material in amount, or (c) those disclosed in the Purchaser Public Disclosure Record.

Section 5.5    Brokers or Finders. Except as set forth on Section 5.4 of the Purchaser Disclosure Schedule, Purchaser has not entered into any agreement or arrangement entitling any broker, finder, investment banker or other firm or Person to any brokerage, finder’s or other fee, commission or expense payable by Purchaser in connection with the Transaction.

Section 5.6    Securities Laws Filings.

(a)    All documents and instruments comprising the Purchaser Public Disclosure Record (including all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference)) have been filed or furnished, as applicable, with the applicable Canadian Securities Regulatory Authorities and/or the SEC pursuant to Canadian Securities Laws, the Securities Act, and the Exchange Act, as applicable, and the rules and policies of the CSE. True, correct, and complete copies of all documents and instruments comprising the Purchaser Public Disclosure Record are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”) and/or the System of Electronic Documents and Retrieval + (“SEDAR+”), in compliance with all applicable Laws. None of the documents or instruments comprising the Purchaser Public Disclosure Record, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Purchaser, none of the documents or instruments comprising the Purchaser Public Disclosure Record is the subject of ongoing SEC or Canadian Securities Regulatory Authorities review or outstanding SEC or Canadian Securities Regulatory Authorities investigation, and there are no outstanding or unresolved comments received from the SEC or any Canadian Securities Regulatory Authorities with respect to any documents or instruments comprising the Purchaser Public Disclosure Record.

(b)    (i) Purchaser is a “reporting issuer” as that term is defined in the applicable securities Laws in all provinces of Canada (the “Reporting Jurisdictions”), (ii) is not included in a list of defaulting reporting issuers (or equivalent) maintained by the applicable securities authorities in such provinces and (iii) is not in default of Canadian Securities Laws in any material respect. The issued and outstanding Purchaser Shares are listed and posted for trading on the CSE, and neither Purchaser nor its subsidiaries has taken any action which could reasonably be excepted to result in the delisting or suspension of the Purchaser Shares on or from the CSE.

Section 5.7    No Cease Trade. No order preventing, ceasing or suspending trading in any securities of Purchaser or prohibiting the issue and sale of securities by Purchaser has been issued and no proceedings for any of such purposes have been instituted or are pending or, to the knowledge of Purchaser, are contemplated or threatened.

Section 5.8    Litigation. There are no Actions pending or, to the knowledge of those employees of Purchaser whose responsibilities to Purchaser include managing litigation matters, threatened in writing against or affecting Purchaser at law or in equity, or before or by any Governmental Authority, which would adversely affect Purchaser’s performance under this Agreement, the consummation of the transactions contemplated hereby or have a Purchaser Material Adverse Effect. None of Purchaser or, to the knowledge of Purchaser, any officer, director, employee or insider of Purchaser of any Affiliate thereof, is subject to any, investigation or inquiry involving any Governmental Authority or any stock exchange, including the CSE, or any inquiry or assessment pursuant to a continuous disclosure or timely disclosure review (whether confidential or otherwise), and Purchaser is not aware of any facts that could reasonably result in any such Action, investigation or inquiry. Purchaser does not currently have any confidential filings of any nature on file with any Governmental Authority or stock exchange, which, if publicly disclosed would constitute a “material change” or result in disclosure of a “material fact” for purposes of applicable securities Laws.

ARTICLE VI
COVENANTS

Section 6.1    Conduct of the Business Prior to Closing.

(a)    Until the Closing or the earlier termination of this Agreement in accordance with its terms, and except for Dispensaries assignment of ownership of the CAT Generator to the Company and the Company’s assumption of the CAT Generator Contractor which the Company and Dispensaries will consummate prior to the Closing (collectively, the “CAT Related Internal Transaction”), the Company shall: (i) conduct its business

(including the Business) in the Ordinary Course of Business, (ii) use reasonable best efforts consistent with past practices to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with customers, vendors and others having business relationships with it, (iii) subject to applicable Laws, confer on a regular and frequent basis with Representatives of Parent to report operational matters and the general status of ongoing operations as requested by Parent, (iv) comply with applicable Law, (v) pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), (vi) maintain and operate its properties in a good and workmanlike manner in the Ordinary Course of Business, and (vii) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner in the Ordinary Course of Business.

(b)    Without limiting the foregoing and except for the CAT Related Internal Transaction, the Company covenants and agrees that, without the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and the Sellers shall cause the Company not to:

(i)    issue, purchase or sell any membership units or other Equity of the Company or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of any such membership units, capital stock or other Equity;

(ii)    lease, license, assign, sell, transfer or otherwise dispose of any of its properties, rights, businesses or assets (including by merger, consolidation or acquisition of stock or assets) excluding in all cases sales of assets, inventory and/or obsolete equipment in the Ordinary Course of Business;

(iii)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution;

(iv)    create, incur, assume, Guarantee or otherwise become liable or obligated with respect to any Indebtedness, or make any loan or advance to, or any investment in, any Person other than in the Ordinary Course of Business;

(v)    incur any Encumbrances on any properties, rights or assets of the Company, other than Permitted Encumbrances in the Ordinary Course of Business;

(vi)    enter into any new lease for any Real Property or modify, amend, renew, terminate, or grant or seek any waiver under any existing lease for any Real Property or purchase or acquire or enter into any agreement to purchase or acquire any Real Property of the Company;

(vii)    (A) split, combine or reclassify any of its outstanding units, capital stock or Equity of the Company or issue or authorize the issuance of any units, capital stock or Equity of the Company, (B) purchase, redeem or otherwise acquire or dispose of any units, capital stock or Equity of the Company, or (C) issue, sell, transfer, grant, pledge, dispose of or otherwise encumber any units, capital stock or Equity of the Company;

(viii)    (A) establish, adopt, enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement or amend or terminate any Benefit Plan in a manner that would affect the benefits provided to or with respect to any employee of the Company or otherwise increase the Liabilities of the Company under the Benefit Plans, except as required by Law and other than in the Ordinary Course of Business, (B) materially increase the compensation or fringe benefits of any employee of the Company who is not a Related Employee that is not in the Ordinary Course of Business, (C) materially increase the compensation or fringe benefits of any Related Employee that is not in the Ordinary Course of Business, (D) pay any bonus to, accelerate any right under any Benefit Plan to, grant any severance or termination pay to any employee of the Company other than in the Ordinary Course of Business, (E) loan or advance any money or other property to any employee of the Company other than in the Ordinary Course of Business; or (F) except for an employment agreement with Ashley Pebbles in a form acceptable to Purchaser, enter into any new employment, severance, consulting, or other compensation agreement with, of any of its equity holders, employees or managers other than in the Ordinary Course of Business;

(ix)    make any material change in its accounting methods, policies or practices (other than such changes that have been required by Law or GAAP);

(x)    make, change or revoke any election relating to Taxes, change an annual accounting period or adopt or change any accounting method relating to Taxes, file any amended Tax Return, surrender any right to claim a refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or become a member of a consolidated group;

(xi)    (A) enter into, enter into the negotiation of, amend, supplement, waive, modify, terminate, annul, cancel, allow to lapse, assign, convey, encumber or otherwise transfer, in each case in any material respect, in whole or in part, rights and interests in or under any Material Contracts, or (B) enter into discussions with third parties regarding any matter that might reasonably be expected to result in a Contract that would be a Material Contract if in effect on the date of this Agreement, without first consulting with Purchaser;

(xii)    compromise, settle, grant any waiver or release relating to or otherwise adjust any right or claim with respect to any pending or threatened Action (A) relating to the Transaction or (B) against the Company other than in the Ordinary Course of Business;

(xiii)    change, or agree to change, any material business policies of the Company which relate to advertising, promotional activities, pricing, personnel,

labor relations, sales, returns or warranties other than in the Ordinary Course of Business;

(xiv)    amend any Organizational Documents of the Company;

(xv)    sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, encumber or otherwise grant any rights under any of the Company’s Intellectual Property to any Person, other than in the Ordinary Course of Business;

(xvi)    maintain its assets in their current condition, ordinary wear and tear excluded, with insurance in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(xvii)    materially alter its cash management customs and practices, including without limitation shorten or lengthen the customary payment and collection cycles, as the case may be, for the Company’s trade accounts payable and receivables and other current liabilities;

(xviii)    make or commit to make any capital expenditures except (A) as contemplated by the Company’s then current budget, (B) in the Ordinary Course of Business, or (C) such expenditures as do not exceed $100,000 in the aggregate;

(xix)    hire any new employees or officers of the Company who cannot be terminated at-will or within sixty (60) days and without severance;

(xx)    materially alter the maintenance of its books and records, which books and records shall be maintained in the Ordinary Course of Business.

(xxi)    take any action that would cause the representations and warranties contained in ARTICLE IV to be untrue or incorrect in any material respect;

(xxii)    enter into any contract with any manager of the Company or Company affiliate or representative thereof other than in the Ordinary Course of Business;

(xxiii)    allow any Permit to (A) no longer be in good standing with an applicable Governmental Authority or (B) lapse;

(xxiv)    allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xxv)    fail to comply in all material respects with any applicable Law; or

(xxvi)    agree or commit to do, or allow or permit any employee, manager or officer of the Company to agree or commit to do, any of the foregoing.

(c)    Until the Closing or the earlier termination of this Agreement in accordance with its terms, Purchaser shall, subject to applicable laws, advise and consult with the Indemnifying Members periodically on material business developments of Purchaser; provided, however, that the final decisions regarding any such matter shall remain in the sole discretion of Purchaser.

(d)    Nothing contained in this Agreement shall be deemed to give Purchaser, directly or indirectly, the right to control or direct the Business or operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its Business and operations.

Section 6.2    Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall, (a) afford Purchaser and its Representatives reasonable access to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company during normal business hours upon reasonable advance written notice to the Company; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Purchaser with respect to the foregoing, provided that, in each case, any such access shall be granted during normal business hours upon reasonable advance notice to the Company and in such a manner as not to interfere with the normal operations of the Company. Purchaser shall deliver to the Company notice of its desire to enter the Real Property at least three (3) Business Days prior to the intended date of entry. Purchaser and any of its Representatives shall exercise due care and ordinary prudence in performing any investigations hereunder and shall not cause or permit any damage or injury to be done to the Real Property and shall promptly restore the Real Property to such condition as existed prior to such investigations (to the extent Purchaser’s investigations caused damage or injury to the Real Property). Neither the Company nor any of its Representatives shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Section 6.3    Notice Regarding Changes.

(a)    From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall promptly notify Purchaser in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct as if such representation or warranty was made at the time of such fact, circumstance, event or action, or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person or any other Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant Section 4.19 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    From the date hereof until the Closing, Purchaser shall promptly notify the Company in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Purchaser hereunder not being true and correct as if such representation or warranty was made at the time of such fact, circumstance, event or action, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.3 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person or any other Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Purchaser’s knowledge, threatened against, relating to or involving or otherwise affecting Purchaser that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.8 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.4    Confidentiality. The Company and each Seller agrees that it will not, and that it will cause its Affiliates not to, directly or indirectly, for themselves and on behalf of any other Person, from and after the Closing Date, use for its benefit, or disclose to any Person, any proprietary information of the Company or its Affiliates or information with respect to customers, suppliers, employees or financial affairs of the Company or its Affiliates, or any other confidential matter, obtained or developed prior to the Closing with respect to any aspect of the business of the Company or its Affiliates (collectively, “Company Information”). The obligations of the Company and its Affiliates pursuant to this Section 6.4 shall not apply, or shall cease to apply (as applicable), to Company Information if or when, and to the extent that, such Company Information (a) is or becomes publicly available other than as a result of a disclosure by the Company, any Seller, or any of their respective Affiliates or Representatives; (b) is or becomes available to the Company, any Seller or their respective Affiliates or Representatives on a non-confidential basis from a source other than Purchaser, the Company, any subsidiary or any of their respective Affiliates or Representatives, provided that such other source is not bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality to Purchaser, the Company or any subsidiary; or (c) is independently developed by the Sellers. In the event that the Company (prior to Closing), any Seller or any of their respective Affiliates or Representatives becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the Company Information, the Company and such Seller shall provide Purchaser with prompt prior written notice to that effect, and the Company and such Seller will cooperate with Purchaser if Purchaser seeks to obtain a protective order concerning such Company Information.

Section 6.5    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by or in connection with this Agreement or any Transaction Document (including the Transaction). Subject to the last sentence of this paragraph, each Seller agrees to ensure that it alone or in combination with each other or other Persons will not on the Closing Date become, a new “Control Person” (as defined by the Canadian Securities Regulatory Authorities, including the CSE) of the Purchaser, and if required will take all such steps as may be required by the Purchaser and/or the CSE to ensure no new Control Person of the Purchaser will occur on Closing, including if directed by the Purchaser in advance of Closing agreeing to assign its right to receive the Assignable Consideration to its Seller Owners on Closing, if required, in accordance with Section 6.12 hereof, in order to ensure no new Control Person of the Purchaser occurs on Closing. Purchaser represents to Seller that, based on the representations set forth in Section 4.34(a)(i) above, none of the Sellers will be a “Control Person” due to the issuance of the Purchaser Shares under this Agreement or the nomination of one member of the board of directors of by Sellers pursuant to Section 2.2(c) above.

Section 6.6    Personal Guarantees. Section 6.6 of the Company Disclosure Schedule provides for a list of the obligations of Company which are guaranteed by the Sellers or any Seller Owner (“Personal Guarantees”). Purchaser will use commercially reasonable efforts to substitute a corporate guaranty of Purchaser or another reasonable substitute in place of such Personal Guarantees to be effective on the Closing Date. In the event that any such Personal Guarantee cannot be replaced by a corporate guaranty of Purchaser or such other reasonable substitute, then Purchaser shall indemnify any Losses incurred by the guarantors relating to the fulfillment of the Personal Guarantees following the Closing in respect of matters that arose post Closing only.

Section 6.7    No Solicitation of Other Bids.

(a)    None of the Company, Sellers, the Indemnifying Members nor any of their respective Affiliates shall, and each shall not authorize or permit any of their Affiliates or any of its or their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, any of its Affiliates, or any of the assets or property thereof; (y) the issuance or acquisition of the Membership Units, or other Equity interest or security of the Company any of its Affiliates; or (z) the sale, lease, exchange or other disposition of the properties or assets of the Company or its Affiliates, except in the Ordinary Course of Business.

(b)    In addition to the other obligations under this Section 6.7, the Company shall promptly (and in any event within one (1) Business Day after receipt thereof by the Company or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry.

(c)    The Company agrees that the rights and remedies for noncompliance with this Section 6.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.8    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.8), each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transaction and to fully carry out the purposes of this Agreement. The Company and Purchaser shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Purchaser, on the other hand, receives a request for information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. The Company shall not commit to or agree with any Governmental Authority to stay, toll, or extend any applicable waiting period under the HSR Act, if ultimately applicable, or other applicable Antitrust Laws, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)    Without limiting the generality of the undertakings pursuant to Section 6.8(a) hereof, the parties hereto shall: (i) if applicable, provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 6.8(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Transaction or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Purchaser and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Governmental Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Governmental Order, in connection with the transactions contemplated by this Agreement.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, neither Purchaser nor any of its Affiliates shall be required to, and the Company may not, without the prior written consent of Purchaser, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Governmental Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, Purchaser, or any of their respective subsidiaries, other than the sale of Purchaser’s MMTC License; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, Purchaser, or any of their respective subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, Purchaser, or any of their respective subsidiaries; provided, that if requested by Purchaser, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Governmental Order so long as such requirement, condition, limitation, understanding, agreement, or Governmental Order is only binding on the Company in the event the Closing occurs.

Section 6.9    Monthly Financial Reporting and Financial Statements.

(a)    The Company shall deliver to Purchaser (a) monthly unaudited financial statements of the Company (the “Monthly Financial Statements”), which Monthly Financial Statements shall be delivered within twenty five (25) Business Day following the end of each month, (b) at any quarter end prior to the Closing, if applicable, an accountant reviewed financial statement of the Company consisting of the balance sheet and income statement as of such calendar quarter (the “Quarterly Financial Statements”), which Quarterly Financial Statements shall be delivered within sixty (60) days following the end of each such calendar quarter and (c) at any year end prior to the Closing, if applicable, audited financial statements of the Company as of its fiscal year end for such year (collectively with the Monthly Financial Statements and Quarterly Financial Statements, the “Pre-Closing Financial Statements”), which year-end financial statement shall be delivered within ninety (90) days following any such year end. The Pre-Closing Financial Statements shall be prepared in accordance with GAAP, applied on a consistent basis throughout the periods represented thereby, subject, in the case of the Monthly Financial Statements to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Pre-Closing Financial Statements shall (i) be consistent with the books and records of the Company in all material respects (which books and records are correct and complete in all material respects); (ii) fairly present the financial condition of the Company and their assets and Liabilities as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated in all material respects, in each case, in accordance with GAAP, applied on a consistent basis throughout the periods represented thereby, and in the case of the Interim Financial Statements, subject to the exceptions set forth in the preceding sentence; (iii) not include any extraordinary or nonrecurring operation or transaction except as expressly set forth in the notes thereto; and (iv) comply with all Laws and Governmental Orders in all material respects and subject to the exceptions set forth in the preceding sentence.

(b)    The Company shall, and the Sellers and Indemnifying Members shall cause the Company to, use its reasonable best efforts (i) to assist, upon advance written notice, Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the filings to be made by Purchaser with the SEC, the Canadian Securities Regulatory Authorities or other regulatory authorities in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC or the Canadian Securities Regulatory Authorities.

Section 6.10    Closing Conditions. From the date hereof until the Closing, each party hereto shall, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 6.11    Public Filings and Announcements. The Company and the Sellers acknowledges that Purchaser may be required to file one or more reports (including but not limited to one or more Current Reports on Form 8-K and Form D) with the SEC, the CSE and on SEDAR+ disclosing the terms of this Agreement, and the exemption relied upon under applicable U.S. and Canadian securities Laws and may be required to file a copy of this Agreement with the SEC and on SEDAR+. An initial press release with respect to this Agreement and the Transaction shall be issued by Purchaser in its sole discretion, following the signing of this Agreement by all parties; provided, that Purchaser shall provide the Seller Representative with at least two Business Days to review and comment on such initial press release. Thereafter, unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), the Company shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media.

Section 6.12    Closing Share Consideration Assignments/Transfer and Lock-up.

(a)    At any time prior to Closing, each Seller may, at its election, assign its right to receive the Assignable Consideration under this Agreement to all of its Seller Owners in accordance with their Pro Rata Portion for no consideration based on ownership interest of each Seller Owner in such Seller; provided that (i) such Seller delivers to Purchaser an executed assignment agreement reasonably satisfactory to the Purchaser assigning such Seller’s right to receive Purchaser Shares to its Seller Owners which assignment agreement shall include the name of each assignee, the assignee’s state of residence and number of Purchaser Shares to be assigned to each assignee; (ii) each Seller Owner shall be an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (“Accredited Investor”) promulgated under the Securities Act and Canadian Securities Laws and be resident outside Canada; and (iii) the Seller shall cause each Seller Owner to deliver to Purchaser, at least 10 business days in advance of the assignment, a Representation Letter executed by such Seller Owner. In the event items (ii) and (iii) of this Section 6.12(a) are not satisfied with respect to a particular Seller Owner of a Seller, such Seller may, at its election, assign its right to receive the Assignable Consideration under this Agreement only to its Seller Owners who meet the requirements of items (ii) and (iii) of this Section in accordance with their Pro Rata Portion for no consideration based on ownership interest in such Seller, provided that item (i) of this Section 6.12(a) is satisfied and that such Seller will remain an Accredited Investor after such assignment.

(b)    If the conditions of Section 6.12(a) above are not met with respect to a particular Seller, then such Seller (i) may not assign its rights pursuant to Section 6.12(a), and (ii) may, no earlier than six months after the Closing, transfer all of the Purchaser Shares received by such Seller under this Agreement to its Seller Owners in accordance with their Pro Rata Portion for no consideration, provided that (1) the details of such transfer shall be provided to Purchaser in writing at least 10 business days prior to the proposed transfer (including the name of each transferee and the number of Purchaser Shares to be transferred to each transferee); (2) such transfer is completed in accordance with applicable U.S. and Canadian securities laws and such Seller, at the expense of such Seller, provides an opinion of counsel to the Seller of recognized standing reasonably satisfactory to the Purchaser, to the effect that such transfer is made in compliance with applicable U.S. federal securities laws; and (3) the legend set forth in Section 4.34(d)(i) will apply to the Purchaser Shares so transferred.

(c)    Notwithstanding anything herein to the contrary, (i) the Company acknowledges and agrees that any and all Purchaser Shares ultimately issued to the Company Key Members pursuant to this Agreement shall be issued subject to such lock-up restrictions, if any, pursuant to the terms and conditions of the Lock-up Agreements, (ii) a transfer pursuant to Section 6.12(b) above shall be permitted, pursuant to the terms and conditions of the Lock-up Agreements, and (iii) the Purchaser acknowledges and agrees that any and all Purchaser Shares ultimately issued pursuant to this Section 6.12 to Seller Owners that are not Company Key Members shall not be subject to such lock-up restrictions, if any, under the Lock-up Agreements.

Section 6.13    Related Party Debt. Prior to the Closing, the Company shall take all actions reasonably requested by Purchaser to reduce the Indebtedness between the Company, Sellers and any Seller Owner (the “Related Party Debt”) to an aggregate amount of no more than $1,500,000, including having the holders of the Related Party Debt acknowledge and release the Company and any Company Affiliate, including, without limitation, the Purchaser following the Closing, from any obligations not included in the loan documents relating to Related Party Debt as referred to in this Section 6.13. The Company shall prepare all documentation reasonably required by Purchaser to evidence such Related Party Debt. All such actions and documentation entered into by the Company regarding the Related Party Debt shall be approved in writing by Purchaser. Purchaser will not be responsible for assuming any Related Party Debt in excess of $1,500,000 in the aggregate or that is not evidenced by documentation approved by Purchaser (the “Unapproved Related Party Debt”). Any Unapproved Related Party Debt outstanding as of the Closing Date shall be treated as Indebtedness and will reduce the Closing Consideration pursuant to Sections 3.2 and 3.3 of this Agreement.

Section 6.14    Removal of Restrictive Legends and Rule 144 Compliance.

(a)         Removal of Restrictive Legend. Purchaser shall reasonably cooperate with the holders of the Purchaser Shares received under this Agreement to facilitate the transfer agent’s removal of restrictive legends from the DRS statement or certificates, as applicable, representing the Purchaser Shares to be sold pursuant to Rule 144 and representing such number of Purchaser Shares as the holder of such Purchaser Shares may reasonably request, provided that (i) the requirements of Rule 144 are met or are no longer applicable with respect to such Purchaser Shares, and (ii) with respect to the restriction on transfer of such Purchaser Shares other than pursuant to a registration statement under the Securities Act, the holder of such Purchaser Shares provides an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Purchaser and its transfer agent, that the restrictive legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act. Purchaser shall cooperate with the holders of the Purchaser Shares to facilitate the prompt removal of restricted legends from the DRS statement or certificates, as applicable, representing the Purchaser Shares to be sold in accordance with Canadian Securities Laws four months and a day after the issuance of such shares.

(b)         Rule 144 Compliance. With a view to making available to the holders of Purchaser Shares received under this Agreement the benefits of Rule 144 that may at any time permit a holder to sell Purchaser Shares to the public without registration, the Purchaser shall:

(i)         make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of Closing;

(ii)         use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act, at all times after the date of Closing so long as Purchaser remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(iii)         furnish to any holder so long as the holder owns Purchaser Shares, promptly upon request, a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act as required for the applicable provisions of Rule 144; and

(iv)         use reasonable best efforts to file with Canadian Securities Regulatory Authorities and on SEDAR+ reports and other documents required under Canadian Securities Laws, at all times after the date of Closing.

ARTICLE VII
TAX MATTERS

Section 7.1    Tax Covenants.

(a)    Without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned, prior to the Closing, the Company shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period. The Company agrees that Purchaser is to have no liability for any Tax resulting from any such action of the Company. The Sellers and Indemnifying Members shall jointly and severally indemnify and hold harmless Purchaser against any such Tax or reduction of any Tax asset.

(b)    All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, value added and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be paid fifty percent (50%) from the Sellers and/or Indemnifying Members and fifty percent (50%) by Purchaser. The party required by Law to file Tax Returns with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. The applicable party shall provide the other with evidence reasonably satisfactory to such other party that such Transfer Taxes have been paid, or if the transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption.

Section 7.2    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, the Company shall have no further rights or liabilities thereunder.

Section 7.3    Tax Indemnification. The Sellers and the Indemnifying Members shall, jointly and severally, indemnify the Company, Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.24; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VII; (c) all Taxes of the Company and its Affiliates or relating to the Business for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereto) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on the Company for a Pre-Closing Tax arising under the principles of transferee or successor liability or by contract or any Law, relating to an event or transaction occurring on or before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Sellers and Indemnifying Members shall jointly and severally reimburse Purchaser for any Taxes of the Company that are the responsibility of the Sellers and/or Indemnifying Members pursuant to this Section 7.3 within five (5) Business Days prior to the date payment of such Taxes by Purchaser, the Company or any of its Affiliates are required to be paid. Notwithstanding the foregoing, in the case of clauses (c), (d), and (e) above, the Indemnifying Members shall not be liable for (i) any Taxes taken into account and included in determining Indebtedness or Net Working Capital and (ii) any Transfer Taxes which are the responsibility of Purchaser under Section 7.1(b).

Section 7.4    Tax Returns.

(a)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law), including adequate disclosure of the application of Section 280E of the

Code. The Company shall provide Purchaser a copy of such Tax Returns for its review within a reasonable period of time prior to the date for filing.

(b)    The Seller Representative shall prepare or cause to be prepared, at the Sellers’ expense, all Income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that are first due after the Closing Date (“Pre-Closing Income Tax Returns”) in a manner consistent with the past practice, except as otherwise required by applicable Law, including adequate disclosure of the application of Section 280E of the Code. To the extent permitted by applicable Law, the Company shall treat the Closing Date as the last day of the taxable period. The Company has made or shall make an election under Section 754 of the Code and Treasury Regulations 1.754-1(b) effective for the taxable year during which the Closing occurs. The Seller Representative shall deliver to Purchaser for its review and approval each such Pre-Closing Income Tax Return at least thirty (30) days in advance of the due date for filing such Tax Returns (after giving effect to extensions) to provide Purchaser with a meaningful opportunity to analyze and reasonably comment on such Tax Returns; provided, however, if the Seller Representative fails to provide any such Pre-Closing Income Tax Return to Purchaser in advance of such thirty (30) day period, Purchaser upon prior written notice to Seller Representative of such failure, and Seller Representative’s failure to deliver such Pre-Closing Income Tax Return within five (5) Business Days of such notice, may prepare and file such Pre-Closing Income Tax Return, at Sellers’ expense, which expense shall be reasonable and consistent with the cost of preparing such Tax Returns in prior periods, in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law; provided further, that, without limiting the foregoing, Purchaser shall use its commercially reasonable efforts to deliver any such Pre-Closing Income Tax Return to the Seller Representative for its review and comment as soon as reasonably practicable prior to filing such Pre-Closing Income Tax Return. The Parties shall consider any comments provided by the other Party in good faith. If the Seller Representative and Purchaser are unable to resolve any dispute regarding a Pre-Closing Income Tax Return within fifteen (15) days after the Seller Representative submits such Pre-Closing Income Tax Return to Purchaser, the dispute shall be resolved by the Independent Accountant in the same manner as disputes are intended to be resolved pursuant to Section 3.3(d); provided, however, if the due date (including extensions) of any such Pre-Closing Income Tax Return is prior to the date that such dispute is resolved, the Purchaser shall file such Pre-Closing Income Tax Return as prepared by the Seller Representative, provided such Tax Return is prepared in accordance with applicable Law (otherwise such Tax Return shall be filed as prepared by Purchaser) and shall then file an amendment to such Pre-Closing Tax Income Return reflecting any changes by the Independent Accountant. The Sellers’ or Indemnifying Members shall pay to Purchaser an amount equal to all Income Taxes due with any Pre-Closing Income Tax Return as finally prepared and filed pursuant to this Section 7.4(b) no later than ten (10) days before the date on which Purchaser or the Company are required to pay such Taxes.

(c)    Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for any Straddle Period and all Tax Returns (other than Income Tax Returns) of the Company for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date in a manner consistent with the past practice of the Company except as otherwise required by applicable Law, including adequate disclosure of Section 280E of the Code. Purchaser shall deliver or cause to be delivered to the Seller Representative for the Seller Representative’s review and approval each such Tax Return that is an Income Tax Return for a Straddle Period at least thirty (30) days before the due date for filing such Tax Returns (after giving effect to extensions) (or if such Tax Return is required to be filed within thirty (30) days after the Closing Date, as soon as practicable after the preparation but prior to the filing thereof) to provide the Seller Representative with a meaningful opportunity to analyze and comment on such Tax Returns before filing, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser shall consider any comments provided by the Seller Representative in good faith. If the Seller Representative and Purchaser are unable to resolve any dispute regarding any such Tax Return delivered by Purchaser to the Seller Representative for review pursuant to this Section 7.4(c) within fifteen (15) days after Purchaser submits such Tax Return to Seller Representative, the dispute shall be resolved by the Independent Accountant in the same manner as disputes are intended to be resolved pursuant to Section 3.3(d); provided, however, if the due date (including extensions) of any such Tax Return is prior to the date that such dispute is resolved, Purchaser shall be entitled to file such Tax Return as prepared by Purchaser and shall then file an amendment to such Tax Return reflecting any changes by the Independent Accountant following the resolution of the dispute. The Sellers or Indemnifying Members shall pay to Purchaser an amount equal to all Taxes attributable to a Pre-Closing Tax Period due with any Tax Return as finally prepared pursuant to this Section 7.4(c) that are required to be reimbursed to Purchaser by the Sellers or Indemnifying Members pursuant to Section 7.3 no later than ten (10) days before the date on which Purchaser, the Company are required to pay such Taxes.

(d)    The costs, fees and expenses of the Independent Accountant incurred pursuant to Section 7.4(b) or Section 7.4(c) shall be borne equally by Purchaser on the one hand and the Sellers and/or Indemnifying Members on the other hand. The preparation and filing of any Tax Return of the Company that do not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Purchaser.

Section 7.5    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of the Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the end of the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period beginning after the Closing Date; provided, however, that any such Taxes attributable to any property that was owned by the Company during the Pre-Closing Tax Period, but is not owned by the Company as of the Effective Time shall be allocated entirely to the Pre-Closing Tax Period, and any such Taxes attributable to any property that was owned by the Company during the Post-Closing Tax Period, but is not owned by the Company or any of its Subsidiaries as of the Effective Time shall be allocated entirely to the Post-Closing Tax Period.

Section 7.6    Contests. (a) Purchaser or the Seller Representative, as applicable, shall promptly notify the other following receipt of any written notice by the Company, Purchaser, the Seller Representative or any of their Affiliates of Action with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Period of the Company in respect of which an indemnity may be sought by Purchaser pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent the Sellers are materially prejudiced thereby.

(b)    The Seller Representative shall have the right to control, at its own cost and expense, any Tax Claim for any taxable period ending on or before the Closing Date; provided, however, that (i) the Seller Representative shall have provided the Purchaser with written notice electing to control such Tax Claim within ten (10) days after receiving written notice from Purchaser of such Tax Claim, (ii) Purchaser shall have the right, at its sole cost and expense, to participate in any such Tax Claim, (iii) the Seller Representative shall provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Claim, and (iv) the Seller Representative shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Purchaser may control and contest any Tax Claim for which the Seller Representative would otherwise have the right to control under this Section 7.6(a) if the Seller Representative has not provided written notice to Purchaser that it elects to control such Tax Claim pursuant to this Section 7.6(a) or fails to use reasonable best efforts to actively control such Tax Claim; provided, however, that (A) the Seller Representative shall have the right, at its sole cost and expense, to participate in any such Tax Claim, (B) Purchaser shall provide the Seller Representative with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) Purchaser shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Purchaser shall control any Tax Claim for any Straddle Period; provided, however, that (i) the Seller Representative shall have the right, at its sole cost and expense, to participate in any such Tax Claim to the extent such claim relates to a Straddle Period (ii) Purchaser shall provide the Seller Representative with a timely and reasonably detailed account of each stage of such Tax Claim, and (iii) in the event that such Tax Claim would reasonably be expected to have an adverse effect on the Seller Representative, Purchaser shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    In the event the Company is subject to a final partnership adjustment for a Pre-Closing Tax Period beginning after 2017, such adjustment shall, in the case of a partnership that ceases to exist, be taken into account by the former partners pursuant to Section 6241(7) of the Code, or, in the case of a partnership that does not cease to exist, such partnership shall make or cause to be made an election under Section 6226 of the Code with respect to such adjustment

(e)    To the extent of any conflict between this Section 7.6 and ARTICLE IX, this Section 7.6 shall govern with respect to any Tax Claims.

Section 7.7    Cooperation and Exchange of Information. The Seller Representative, the Company and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Seller Representative, the Company and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Seller Representative, the Company or Purchaser (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.8    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Transaction Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 7.9    Payments to Purchaser. Any amounts payable to Purchaser or any Purchaser Indemnitee pursuant to this Article VII shall be satisfied in accordance with the provisions contained in Section 9.7.

Section 7.10    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.24 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.11    Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1    Conditions to Obligations of All Parties. The obligations of each party to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transaction illegal, otherwise restraining or prohibiting consummation of the Transaction or causing the Transaction to be rescinded following completion thereof.

(b)    All Cannabis Consents, all consents or approvals required by CSE or FINRA, if applicable, and to the extent determined necessary pursuant to the CSE requirements, Purchaser shareholder approval, and all other consents set forth on Section 8.1(b) of the Company Disclosure Schedule shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or Purchaser Material Adverse Effect.

(c)    If applicable, the waiting period applicable to the consummation of the Transaction under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

Section 8.2    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transaction shall be subject to the fulfillment or waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

(a)    Each of the Company Fundamental Representations shall be true and correct in all respects at and as of the Closing. Each other representation and warranty of the Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or similar qualifications), or in all but de minimis respects (in the case of any other representation or warranty), in each case at and as of the Closing (except for such representations and warranties that are made as of another specific date which shall be required to be true and correct in all respects, or in all but de minimis respects, as applicable, only as of such date), and the Company, Sellers and Seller Representative shall have performed and satisfied in all material respects all agreements, covenants and obligations required by this Agreement to be performed and satisfied by the Company, Sellers or Seller Representative, as applicable, at or prior to the Closing.

(b)    No Action shall have been commenced or threatened against the Company, Sellers or Seller Representative that seeks to enjoin or would prevent the Closing or would have a material impact on the Company or the Business. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c)    From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)    All Third Party Consents set forth on Section 2.2(d)(vi) of the Company Disclosure Schedule have been delivered to Purchaser at or prior to the Closing, and no such Third Party Consents shall have been revoked.

(e)    The Company shall have delivered to Purchaser the Estimated Closing Statement pursuant to Section 3.3(a)(i).

(f)    An exemption from the registration requirements of the Securities Act shall be available to Purchaser for the issuance of the Purchaser Shares contemplated under this Agreement.

(g)    The Sellers shall have delivered to Purchaser each delivery set forth in Section 2.2(d).

(h)    The Company shall have delivered to Purchaser an estoppel certificate for each Lease identified in Section 4.12 of the Disclosure Schedule, executed by the applicable landlord substantially in the form contemplated in the applicable Lease or, if no such form is contemplated therein, then upon a commercially reasonable form agreed to by the parties hereto.

(i)    The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Purchaser.

(j)    Purchaser’s sale of its MMTC License, including obtaining any regulatory approvals required to effectuate the sale.

(k)    Purchaser shall have entered into the Bank Loan Amendment in form and substance reasonably satisfactory to Purchaser.

(l)    Purchaser has received the opinion of Evans & Evans, Inc., or a similarly reputable valuation advisory provider, to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Transaction is fair, from a financial point of view, to the holders of Purchaser Shares, and such opinion has not been withdrawn, revoked, or modified.

(m)    Purchaser shall have entered into non-compete agreements with each of Mark Ascik, David Loop and Bobby Loehr, in form and substance reasonably acceptable to parties thereto.

(n)    Floracann Supplements shall have transferred ownership of all of its non-THC assets to the Company, in a form reasonably acceptable to Purchaser.

(o)    Evidence reasonably satisfactory to Purchaser of completion of the CAT Related Internal Transaction.

(p)    Evidence reasonably satisfactory to Purchaser of termination of all oral agreements with Nursery.

(q)    Evidence reasonably satisfactory to Purchaser of assignment to the Company of all items included on Section 4.11(a) of the Company Disclosure Schedule.

(r)    The Amended and Restated Lease remains in full force and effect in accordance with its terms.

Section 8.3    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Transaction shall be subject to the fulfillment or waiver by Sellers, at or prior to the Closing, of each of the following conditions:

(a)    Each of the Purchaser Fundamental Representations shall be true and correct in all respects at and as of the Closing. Each other representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or similar qualifications), or in all but de minimis respects (in the case of any other representation or warranty), in each case at and as of the Closing (except for such representations and warranties that are made as of another specific date which shall be required to be true and correct in all respects or in all but de minimis respects, as applicable, only as of such date), and Purchaser shall have performed and satisfied all in all material respects all agreements, covenants and obligations required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

(b)    No Action shall have been commenced or threatened against Purchaser that seeks to enjoin or would prevent the Closing or would have a Purchaser Material Adverse Effect. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c)    From the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect.

(d)    Purchaser shall have delivered to Sellers the deliveries set forth in Section 2.2(c).

(e)    The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

ARTICLE IX
INDEMNIFICATION

Section 9.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, provided, that the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the earlier of their performance and full and expiration of the full period of all applicable statutes of limitations with respect thereto (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) days. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 9.2    Indemnification by Sellers and the Indemnifying Members. Subject to the other terms and conditions of this ARTICLE IX, each Seller and the Indemnifying Members (collectively, the “Seller Indemnifying Parties”), jointly and severally, shall indemnify and defend Purchaser, the Company (following the Closing), their respective Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Company and Sellers contained in this Agreement or in any Transaction Document, or in any certificate or instrument delivered by or on behalf of the Company or Sellers pursuant to this Agreement or any Transaction Document (other than in respect of Section 4.24, it being understood that any such inaccuracy in or breach thereof shall be governed by ARTICLE VII);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company, Sellers or Seller Representative pursuant to this Agreement or any Transaction Document (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation otherwise subject to ARTICLE VII, it being understood that any such breach, violation or failure shall be governed by ARTICLE VII);

(c)    any Indebtedness (other than Assumed Indebtedness) that is not satisfied at Closing or otherwise accounted for in the Post-Closing Adjustment Amount; or

(d)    any matter set forth on Section 9.2(d) of the Purchaser Disclosure Schedule.

Section 9.3    Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE IX, Purchaser shall indemnify and defend the Sellers, their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

Section 9.4    Certain Limitations. The indemnification provided for in Section 9.2(a) and Section 9.3(a) shall be subject to the following limitations:

(a)    The liability of the Seller Indemnifying Parties to Purchaser Indemnitees under Section 9.2(a) shall not be subject to the limitations set forth in this Section 9.4(a) with respect to a claim for (i) indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Company Fundamental Representations, or (ii) fraud or willful misconduct ((i) and (ii), collectively, the “Purchaser Exclusions”). Except for the Purchaser Exclusions, the Seller Indemnifying Parties shall not be liable to Purchaser Indemnitees under Section 9.2(a) until, and only to the extent that, the aggregate amount of all Losses in respect of indemnification under Section 9.2 exceeds $600,000 (the “Floor Amount”). Except with respect to Purchaser Exclusions, if the Floor Amount is exceeded, the Seller Indemnifying Parties shall be liable to Purchaser Indemnitees under Section 9.2(a) for all such Losses in excess of the Floor Amount. The aggregate amount of all Losses for which the Seller Indemnifying Parties shall be liable pursuant to Section 9.2(a) shall not exceed an amount equal to $9,000,000 (the “Cap Amount”), except for Losses that are due to Purchaser Exclusions, which shall not be counted towards the Cap Amount. Losses that are due to Purchaser Exclusions shall not exceed the Transaction Consideration.

(b)    Purchaser’s liability to the Seller Indemnitees under Section 9.3(a) shall not be subject to the limitations set forth in this Section 9.4(b) with respect to (i) a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Purchaser Fundamental Representation or (ii) fraud or willful misconduct ((i) and (ii), collectively, the “Seller Exclusions”). Except for the Seller Exclusions, as provided in the preceding sentence, Purchaser shall not be liable to the Seller Indemnitees under Section 9.3(a) until, and only to the extent that, the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Floor Amount. Except with respect to Seller Exclusions, if the Floor Amount is exceeded, Purchaser shall be liable to the Seller Indemnitees under Section 9.3(a) for all such Losses in excess of the Floor Amount up to but not exceeding the Cap Amount, except for Losses that are due to Seller Exclusions. Losses that are due to Seller Exclusions shall not exceed the Transaction Consideration.

(c)    For purposes of determining the existence of any breach or inaccuracy of any representation or warranty and calculating the amount of Losses under this ARTICLE IX, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or similar qualifications.

Section 9.5    Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action, audit, claim, demand or assessment made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the

Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s rights or defenses are materially harmed by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, and shall include copies of all material written evidence thereof. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own reputable counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party, (ii) that, in Purchaser’s sole discretion, would be expected to have an adverse effect on the Company or the Business following the Closing, (iii) would reasonably be expected to result in or involve criminal penalties or proceedings, or (iv) involves a material supplier of the Company. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; and (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Representative and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Such settlement shall include a full release of all applicable Indemnified Parties and shall not include any non-monetary recovery or relief, including, without limitation, equitable relief (unless approved by the

Indemnified Party). If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such delay or failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(f)    Tax Claims. Subject to Section 9.7, notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.24 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 9.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

Section 9.7    Payment; Right to Set-Off.

(a)    Subject to the limitations set forth in Section 9.4, if a Purchaser Indemnitee is entitled to a recovery under Section 7.4 or Section 9.2, such Purchaser Indemnitee shall recover such amount in the following order to the extent recovery is reasonably possible: (i) as a set off against amounts otherwise payable by Purchaser to Sellers or any Seller Owners pursuant to this Agreement or any other Transaction Document, including, without limitation, the Seller Notes (the “Set-off”), and then (ii) directly from the Sellers and Indemnifying Members on a joint and several basis by wire transfer of immediately available funds.

(b)    The exercise of a right of the Set-off by Purchaser, whether or not ultimately determined to be justified, will not constitute a breach of the Agreement. Prior to causing any such Set-off, Purchaser shall give written notice thereof to the Seller Representative, specifying in reasonable detail (i) the amount of Losses which Purchaser claims to be entitled to pursuant to Section 7.4 or Section 9.2 (or, if not readily calculable, a reasonable estimate of the amount of such Losses as determined in good faith), (ii) the basis for the claim therefore and (iii) the date on which such Set-off shall be effected, which shall not be less than fifteen (15) Business Days after written notice is given to the Seller Representative (the period from the date written notice is given to the Seller Representative through the date such Set-off is to be effected, the “Set-off Notice Period”). If, prior to the expiration of the Set-off Notice Period, the Seller Representative shall notify Purchaser in writing of an intention to dispute Purchaser’s claim, the parties shall (x) for a period of ten (10) Business Days, attempt to resolve such dispute, during which time Purchaser shall be prohibited from effecting such Set-off and (y) if Purchaser and the Seller Representative are unable to resolve such dispute within such period, then either party may institute legal action pursuant to Section 11.11. If the Seller Representative does not so notify Purchaser of its intention to dispute Purchaser’s claim prior to the expiration of the Set-off Notice Period or a court of competent jurisdiction shall issue an order providing that Purchaser Indemnitees are entitled to such Losses, Purchaser may affect the Set-off after the expiration of the Set-off Notice Period.

Section 9.8    Payment Adjustments. Payments by an Indemnifying Party pursuant to this ARTICLE IX in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any reasonably expected increases in premium resulting from such claim) and any indemnity, contribution or other similar payment actually received by the Indemnified Party and attributable solely to the action event giving rise to the fact or circumstance based on which the Indemnified Party would otherwise be permitted to seek indemnification from the Indemnifying Party.

ARTICLE X
TERMINATION

Section 10.1    Grounds for Termination. This Agreement may be terminated:

(a)    at any time on or prior to the Closing Date by mutual written agreement of Purchaser and the Seller Representative;

(b)    by Purchaser or Sellers if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and unappealable Governmental Order which is in effect and has the effect of making the Transaction illegal, otherwise restraining or prohibiting consummation of the Transaction or causing the Transaction to be rescinded following completion thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Governmental Order; provided, further, that, any actions by any Governmental Authority under the HSR Act, if applicable, including without limitation a Request for Additional Information and Documentary Material pursuant to the HSR Act (commonly referred to as a “Second Request”), shall not provide grounds for termination under this Section 10.1(b);

(c)    by Purchaser or Sellers if the Transaction has not been consummated on or before April 30, 2024 (the “End Date”);

(d)    by Sellers, if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Purchaser set forth in this Agreement such that the conditions to the Closing set forth in Section 8.3(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided, that Sellers shall have given Purchaser at least twenty (20) days written notice prior to such termination stating Sellers’ intention to terminate this Agreement pursuant to this Section 10.1(d); provided, further, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Sellers are then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured; or

(e)    by Purchaser, if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company or Sellers set forth in this Agreement such that the conditions to the Closing set forth in Section 8.3(b) would not be satisfied and such breach is incapable of being cured by the End Date; provided, that Purchaser shall have given the Seller Representative at least twenty (20) days written notice prior to such termination stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(e); provided, further, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if Purchaser is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 10.2    Effect of Termination.

(a)    The parties hereby agree that no fee shall be payable by either party in the event that this Agreement is terminated in accordance with this ARTICLE X. The parties acknowledge and agree that if this Agreement is terminated for any reason, then notwithstanding the provisions in the Non-Disclosure Agreement entered into between the parties on April 25, 2023 or any other agreement between the parties, the Company, the Sellers and the Indemnifying Members and their respective Affiliates shall be prohibited and otherwise restricted from directly or indirectly commencing a “take-over bid” (as defined under Canadian Securities Laws) for the Purchaser Shares or otherwise acquiring Purchaser Shares for a period of 12 months following the date the Agreement is terminated.

(b)    Upon a termination of this Agreement in accordance with Section 10.1, each party’s further rights and obligations hereunder, other than the Surviving Provisions, shall terminate, but termination shall not affect any rights or obligations of a party which may have accrued prior to such termination. Nothing in this Section 10.2 shall relieve any party of any liability for any breach of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Required Filings. The Company and Sellers expressly acknowledge that (a) the transactions contemplated by this Agreement are subject to notification to, and approval or non-objection of, the CSE and hereby consents to Purchaser making any and all required filings in connection with the foregoing, and (b) a conformed copy of this Agreement may be required to be disclosed and publicly filed by Purchaser with the Canadian securities regulators via the SEDAR+ portal at www.sedarplus.ca or the EDGAR portal at https://www.sec.gov/edgar/. Sellers acknowledge that they shall make any required filings triggered under applicable securities laws or CSE requirements relating to their ownership of Purchaser Shares.

Section 11.2    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, if applicable, the filing fee pursuant to the HSR Act shall be split equally between Purchaser, on the one hand and Sellers, on the other hand.

Section 11.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) when received by the addressee if sent via electronic mail (with written confirmation of receipt). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

If to the Company (prior to Closing):	VidaCann, LLC 4844 Race Track Rd. St. Johns, FL 32259 Attn: Mr. David Loop Email: [PERSONAL INFORMATION OMITTED]

with a copy (which shall not constitute notice) to:	Cobb Cole, P.A. 149 S. Ridgewood Ave., Suite 700 Daytona Beach, FL 32114 Attn: John P. Ferguson, Esq. Email: John.Ferguson@CobbCole.com

If to the Sellers:

Loop’s Nursery & Greenhouses, Inc.

Attn: Mr. David Loop

4844 Race Track Road

St. Johns, FL 32259

Attn: Mr. David Loop

Email: [PERSONAL INFORMATION OMITTED]

Ray of Hope 4 Florida, LLC

13 Sugar Bowl Land

Pensacola, FL 32561

Email: [PERSONAL INFORMATION OMITTED]

Loop’s Dispensaries, LLC Attn: Mr. Mark Ascik 4844 Race Track Road St. Johns, FL 32259 Email: [PERSONAL INFORMATION OMITTED]

If to the Indemnifying Members:	David Loop 4844 Race Track Road St. Johns, FL 32259 Attn: Mr. David Loop Email: [PERSONAL INFORMATION OMITTED] Mark Ascik 4844 Race Track Road St. Johns, FL 32259 Email: [PERSONAL INFORMATION OMITTED]

with a copy (which shall not constitute notice) to:	Cobb Cole, P.A. 149 S. Ridgewood Ave., Suite 700 Daytona Beach, FL 32114 Attn: John P. Ferguson, Esq. Email: John.Ferguson@CobbCole.com

If to the Seller Representative:	David Loop 4844 Race Track Road St. Johns, FL 32259 Attn: Mr. David Loop Email: [PERSONAL INFORMATION OMITTED]

If to Purchaser:	Planet 13 Holdings Inc. 2548 W Desert Inn Rd, Suite 100 Las Vegas, Nevada Attn: Leighton Koehler, General Counsel Email: [PERSONAL INFORMATION OMITTED]

with a copy (which shall not constitute notice) to:	Cozen O’Connor One Liberty Place 1650 Market Street, Suite 2800 Philadelphia, PA 19103 Attn: Joseph C. Bedwick, Esq. Email: jbedwick@cozen.com

Section 11.4    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.5    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.6    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

Section 11.7    Entire Agreement; Effective Date. Except for the terms of the Non-Disclosure Agreement entered into between the parties on April 25, 2023, which shall continue to bind the parties until the Closing at which time it will terminate, this Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement shall be effective upon the execution and delivery of this Agreement and shall continue until terminated pursuant to ARTICLE X.

Section 11.8    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Company, Sellers nor Purchaser may assign any of its rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.9    No Third-Party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEVADA OR THE STATE COURTS OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENT OR THE TRANSACTION. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(C).

Section 11.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers, where applicable, thereunto duly authorized.

PURCHASER:

PLANET 13 HOLDINGS INC.

By: /s/ Robert Groesbeck

Name: Robert Groesbeck

Title: Co-Chief Executive Officer

By: /s/ Larry Scheffler

Name: Larry Scheffler

Title: Co-Chief Executive Officer

COMPANY:

VIDACANN, LLC

By: /s/ David Loop

Name: David Loop

Title: Manager

By: /s/ Mark Ascik, Sr.

Name: Mark Ascik, Sr.

Title: Manager

SELLERS:

LOOP’S DISPENSARIES, LLC

By: /s/ David Loop

Name: David Loop

Title: Manager

By: /s/ Mark Ascik, Sr.

Name: Mark Ascik, Sr.

Title: Manager

[Signature page to Membership Interest Purchase Agreement]

RAY OF HOPE 4 FLORIDA, LLC

By: /s/ Robert Loehr

Name: Robert Loehr

Title: Manager

LOOPS NURSERY & GREENHOUSES, INC

By: /s/ David Loop

Name:         David Loop

Title: President

INDEMNIFYING MEMBERS:

/s/ David Loop

David Loop

/s/ Mark Ascik, Sr.

Mark Ascik

SELLER REPRESENTATIVE:

/s/ David Loop

David Loop

[Signature page to Membership Interest Purchase Agreement]